Exhibit 4.4

EXECUTION VERSION

€500,000,000

BOND BRIDGE FACILITY AGREEMENT

Dated 11 October 2012

for

COCA-COLA HBC AG

arranged by

CITIGROUP GLOBAL MARKETS LIMITED

CREDIT SUISSE AG, LONDON BRANCH

ING BANK N.V.

with

ING BANK N.V., LONDON BRANCH

acting as Facility Agent

Ref: L-206524/BG/TEW

Linklaters LLP

CONTENTS

CLAUSE		PAGE

SECTION 1
INTERPRETATION

1.	Definitions and interpretation	1

SECTION 2
THE FACILITY

2.	The Facility	19
3.	Purpose	21
4.	Conditions of Utilisation	22

SECTION 3
UTILISATION

5.	Utilisation	23
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment	24
7.	Prepayment and cancellation	24

SECTION 5
COSTS OF UTILISATION

8.	Interest	30
9.	Interest Periods	31
10.	Changes to the calculation of interest	31
11.	Fees	33

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	Tax gross up and indemnities	34
13.	Increased costs	39
14.	Other indemnities	41
15.	Mitigation by the Lenders	42
16.	Costs and expenses	43

SECTION 7
GUARANTEE

17.	Guarantee and indemnity	44

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	Representations	48
19.	Information undertakings	52
20.	General undertakings	56
21.	Events of Default	62

SECTION 9
CHANGES TO PARTIES

22.	Changes to the Lenders	65
23.	Debt Purchase Transactions	69
24.	Changes to the Obligors	69

i

25.	Confidentiality	71

SECTION 10
THE FINANCE PARTIES

26.	Role of the Facility Agent and the Arranger	76
27.	Conduct of business by the Finance Parties	82
28.	Sharing among the Finance Parties	82

SECTION 11
ADMINISTRATION

29.	Payment mechanics	84
30.	Set-off	86
31.	Notices	87
32.	Calculations and certificates	89
33.	Partial invalidity	89
34.	Remedies and waivers	89
35.	Amendments and waivers	89
36.	Counterparts	92

SECTION 12
GOVERNING LAW AND ENFORCEMENT

37.	Governing law	93
38.	Enforcement	93

THE SCHEDULES

ii

THIS AGREEMENT is dated 11 October 2012 and made between:

(1)         COCA-COLA HBC AG, (Coca-Cola HBC AG) a company incorporated in Switzerland with corporate registration number CH-170.3.037.199-9 and whose registered address is Baarerstrasse 14, CH-6300 Zug, Switzerland (the “Company”);

(2)         THE ENTITIES listed in Part I of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);

(3)         CITIGROUP GLOBAL MARKETS LIMITED, CREDIT SUISSE AG, LONDON BRANCH, and ING BANK N.V. as mandated lead arrangers (whether acting individually or together, the “Arranger”);

(4)         THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(5)         ING BANK N.V., LONDON BRANCH as agent of the other Finance Parties (the “Facility Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.           DEFINITIONS AND INTERPRETATION

1.1         Definitions

In this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB- or higher by Standard & Poor’s or Baa3 or higher Moody’s, respectively.

“Accession Letter” means a document substantially in the form set out in Schedule 8 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 24 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Anchor or Key Bottler” means any person which has been designated as such by TCCC, being a “select business partner of the TCCC system, in which TCCC holds an equity interest (of at least 20 per cent. of the issued voting share capital), whose strategic goals are aligned with those of TCCC, with strong financial management and resources and a commitment to long term growth”.

“Anchor or Key Bottler Status” means, at any time, with respect to any party, that such party is recognised at such time by TCCC, as being an Anchor or Key Bottler.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date which is the earlier of: (i) 14 January 2014; (ii) the day immediately following the date on which the Euro Notes and the USD Notes are repaid or refinanced in full; and (iii) the date on which the Offer lapses or is terminated or withdrawn.

“Available Commitment” means, in relation to the Facility, a Lender’s Commitment under the Facility minus:

(a)            the Base Currency Amount of its participation in any outstanding Loans under the Facility; and

(b)           in relation to any proposed Loan, the Base Currency Amount of its participation in any Loans that are due to be made under the Facility on or before the proposed Utilisation Date.

“Available Facility” means, in relation to the Facility, the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” means Euro.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

“Blue” means Coca-Cola Hellenic Bottling Company S.A., a company incorporated in the Hellenic Republic of Greece with registered number 13630-06-B-86-49.

“Blue ADRs” means all the American depositary receipts issued in respect of Blue.

“Blue Finance BV” means Coca-Cola HBC Finance B.V. a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its official seat in Amsterdam, the Netherlands and having its registered office address at Naritaweg 165, (1043BW), Amsterdam, the Netherlands, registered with the trade register of the Chambers of Commerce in the Netherlands under number 34154633.

“Blue Finance PLC” means Coca Cola HBC Finance PLC, a company incorporated in England and Wales with registered number 4197906.

“Blue Shares” means all of the issued shares in the capital of Blue (including those represented by Blue ADRs).

“Borrower” means an Original Borrower or an Additional Borrower, unless it has ceased to be a Borrower in accordance with Clause 24 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)            the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period less any Margin included therein;

exceeds:

(b)           the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)            (in relation to any date for payment or purchase of a currency other than Euro) the principal financial centre of the country of that currency; or

(b)           (in relation to any date for payment or purchase of Euro) any TARGET Day.

“Commitment” means:

(a)            in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)           in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 10 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)            any member of the Group or any of its advisers; or

(b)           another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)             is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 25 (Confidentiality); or

(ii)            is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)           is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the most recently published form of the LMA or in any other form agreed between the Company and the Facility Agent.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)            purchases by way of assignment or transfer;

(b)           enters into any sub-participation in respect of; or

(c)            enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement or any commitment or amount outstanding under or in respect of the Facility.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)            which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)           which has otherwise rescinded or repudiated a Finance Document; or

(c)            with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)           its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within five Business Days of its due date; or

(ii)          the Lender is disputing in good faith whether it is contractually obliged to make the payment in question (provided that this sub-paragraph (ii) shall not apply if such payment has been determined in a final, non-appealable judgment by a court (or arbitration tribunal) of competent jurisdiction as being due to be made by that Lender).

“Disruption Event” means either or both of:

(a)            a material disruption to those payment or communication systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)           the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that or any other Party:

(i)           from performing its payment obligations under the Finance Documents; or

(ii)          from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dutch FSA” means the Dutch Financial Supervision Act (Wet op het financieel toezicht).

“Dutch Obligor” means an Obligor organised under the laws of the Netherlands or which is treated as resident in the Netherlands for Dutch tax purposes.

“EBITDA” means operating profit before deductions for depreciation (included both in cost of goods sold and in operating expenses), impairment of property, plant and equipment, stock option compensation, impairment of intangible assets, amortisation of and adjustments to intangible assets, non-recurring items and other non-cash items.

“EURIBOR” means:

(a)            the applicable Screen Rate; or

(b)           (if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the relevant Reference Banks as the rate quoted by the relevant Reference Bank to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in Euro and for a period comparable to the Interest Period of that Loan and, if any such applicable Screen Rate or arithmetic mean is below zero, EURIBOR will be deemed to be zero.

“Euro Notes” means the €500,000,000 notes due on or about 14 January 2014 and issued in 2008 by Blue Finance BV under the European MTN Programme.

“European MTN Programme” means the Euro Medium Term Note Programme (in an amount of €3,000,000,000 as at the Signing Date) in existence at the Signing Date (as amended, updated or supplemented from time to time) in respect of notes issued or to be issued by Blue Finance BV.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Existing RCF” means the €500,000,000 syndicated multi-currency revolving credit facility agreement dated 12 May 2011 between, among others, Blue as the company, Blue Finance BV as original borrower and ING Bank N.V., London Branch as facility agent.

“Facility” means the term loan facility made available under this Agreement.

“Facility Agreements” means:

(a)            this Agreement;

(b)           the Facility Agreement in relation to the Offer and the Squeeze-out dated on or about the date of this Agreement between, among others, the Company and the Facility Agent (the “Acquisition Facility”); and

(c)            the EUR 500,000,000 Revolving Credit Facility Agreement dated on or about the date of this Agreement between, among others, the Company and the Facility Agent (the “Revolving Credit Facility”).

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Fee Letter” means any letter or letters between the Arranger and the Company, or the Facility Agent and the Company, setting out any of the fees referred to in Clause 11 (Fees) or otherwise payable in relation to this Agreement.

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, the Syndication Letter and any other document designated as such by the Facility Agent and the Company.

“Finance Party” means the Facility Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)            moneys borrowed;

(b)           any amount raised by acceptance under any acceptance credit facility;

(c)            any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)           the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IAS, be treated as a finance or capital lease;

(e)            receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)            any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)           any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)           any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)             the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above,

but excluding indebtedness owing by one member of the Group to another member of the Group.

“Financial Model” means the financial model prepared by the Company and delivered to the Facility Agent pursuant to Part 1 of Schedule 2 (Conditions precedent).

“Funds Flow Statement” means the funds flow statement prepared by the Company in relation to the Transaction and the Facility.

“Group” means Blue and its Subsidiaries for the time being and, on and from the Settlement Date, the Company and its Subsidiaries for the time being.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IAS” means International Accounting Standards.

“Impaired Facility Agent” means the Facility Agent at any time when:

(a)            it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)           the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)            (if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)           an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

unless, in the case of paragraph (a) above:

(i)           its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within five Business Days of its due date; or

(ii)          the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question (provided that this sub-paragraph (ii) shall not apply if such payment has been determined in a final, non-appealable judgment by a court (or arbitration tribunal) of competent jurisdiction as being due to be made by the Facility Agent.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 7 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Information Package” means the Financial Model, the Funds Flow Statement and the Original Financial Statements.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)            is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)           admits in writing its inability generally to pay its debts as they become due;

(c)            makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)           institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, in each case, other than by way of an Undisclosed Administration or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)            has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)           results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)          is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)            has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)           has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)           seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, and for so long as it is required by law or regulation not to be publically disclosed, any such appointment made by a person or entity described in paragraph (d) above, or by way of an Undisclosed Administration);

(i)             has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)             causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)            takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Irrevocable Undertaking” means an irrevocable undertaking in the agreed form relating to Blue Shares pursuant to which the party thereto agrees to tender (or procure the tender of) all of that party’s Blue Shares and Blue ADRs in exchange for shares in the Company and/or American depositary receipts representing shares in the Company in accordance with the terms of the Offer.

“ITA” means the Income Tax Act 2007.

“Kar-Tess” means Kar-Tess Holding S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 21, boulevard de la Pétrusse, L-2320 Luxembourg, with a share capital of 34,774,800 euros and registered with the Luxembourg Register of Commerce and Companies under number B-18.031.

“Lender” means:

(a)            any Original Lender; and

(b)           any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase) and/or Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under this Agreement or the principal amount outstanding for the time being of that loan.

“Local Facilities List” means the list of local liquidity facilities in the agreed form provided to the Facility Agent pursuant to Part I of Schedule 2 (Conditions precedent).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction).

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means the percentage rate per annum for the relevant period calculated by reference to the following table:

Period	Margin

From and including the Signing Date to but excluding the date falling 4 months after the Signing Date	0.75% per annum

From and including the date falling 4 months after the Signing Date to but excluding the date falling 7 months after the Signing Date	1.25% per annum

From and including the date falling 7 months after the Signing Date to but excluding the date falling 10 months after the Signing Date	1.75% per annum

From and including the date falling 10 months after the Signing Date until such time as the Facility is repaid and all Commitments are cancelled in full	3.75% per annum

“Material Adverse Effect” means a material adverse effect on:

(a)            the business or financial condition of the Group taken as a whole;

(b)           the ability of the Obligors to perform and comply with their material obligations under any Finance Document; or

(c)            the validity or enforceability of any material provision of the Finance Documents or the rights or remedies of any Finance Party thereunder.

“Material Subsidiary” means (a) the Company, Blue, Blue Finance BV, Blue Finance PLC and (b) each entity designated as a Material Subsidiary in Part III of Schedule 1 (The Original Parties), and any subsidiary of the Company which has turnover or EBITDA representing (when rounded to the nearest whole number) 5 per cent. or more of consolidated turnover or EBITDA of the Group (calculated on a consolidated basis).

Compliance with the condition set out above shall be determined by reference to the most recent annual Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate) and/or the latest audited financial statements of such subsidiary (consolidated in the case of a subsidiary which itself has subsidiaries) and the latest audited consolidated financial statements of the Group, provided that:

(a)            if a subsidiary has been acquired or disposed of since the date as at which the latest audited consolidated financial statements of the Group were prepared, such financial statements shall be adjusted in order to take into account the acquisition, or disposal, of such subsidiary (such adjustment being certified by the Company as representing an accurate reflection of the revised consolidated turnover and EBITDA of the Group);

(b)           if, in the case of any subsidiary which itself has subsidiaries, no consolidated financial statements are prepared and audited, its consolidated turnover and EBITDA shall be determined on the basis of pro forma consolidated financial statements of the relevant subsidiary and its subsidiaries, prepared for this purpose by the Company; and

(c)            if any intra-group transfer or re-organisation takes place, the audited financial statements of the Group and of all relevant subsidiaries shall be adjusted by the Company in order to take into account such intra-group transfer or reorganisation.

A report by the auditors of the Company (which shall be prepared on the request of the Facility Agent (acting reasonably)) that a subsidiary is or is not a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)            if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)           if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service Limited or Moody’s Investors Service Inc. or any successor to its ratings business.

“MTN Programme” means (i) the European MTN Programme and (ii) the US$900,000,000 of notes (including, without limitation, the USD Notes) issued by Blue Finance BV prior to the Signing Date.

“New Lender” has the meaning given to that term in Clause 22 (Changes to the Lenders).

“Obligor” means the Company, a Borrower or a Guarantor.

“Offer” means the offer made or proposed to be made by the Company for the Blue Shares and addressed to holders of Blue Shares and Blue ADRs (or, as the case may be, such of the Blue Shares and Blue ADRs as are not already owned by the Company) on the terms and conditions described in the Press Release, as that offer may from time to time be amended, extended, revised or waived in accordance with the terms of the Facility Agreements.

“Offer Document” means each of (i) the information circular filed with the Hellenic Capital Markets Commission in respect of Blue Shares and the Offer and (ii) the offer to exchange/prospectus forming part of the registration statement filed with the US Securities and Exchange Commission in respect of Blue ADRs and the Offer, each containing the terms of Offer.

“Offer Related Documents” means the Offer Document, the Press Release, the Irrevocable Undertakings, each of the documents identified as an Offer Related Document in Schedule 2 (Conditions Precedent) and any other documents issued by or on behalf of the Company or Blue to their respective shareholders or holders of Blue Shares or Blue ADRs pursuant to the Offer and designated an Offer Related Document by the Facility Agent and the Company.

“Offer Period” means the period commencing on the date of the Offer Document and ending on the earliest to occur of (i) the last day the Offer remains open for acceptances in accordance with the terms of the Offer Document delivered to the Facility Agent, (ii) the first Settlement Date and (iii) the date on which the Offer lapses or is terminated or withdrawn.

“Original Borrower” means, on and from the date on which it accedes to this Agreement as a Borrower in accordance with Clause 24 (Changes to the Obligors), Blue Finance BV.

“Original Financial Statements” means:

(a)            the audited consolidated financial statements of the Group for the financial year ended 31 December 2011; and

(b)           in relation to each Obligor other than the Company, its latest audited financial statements.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Union that adopts or has adopted, and in each case continues to adopt, the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Reorganisation” means the solvent reorganisation, amalgamation or merger of any member of the Group (other than the Company) or transfer of an asset by any member of the Group (other than the Company) to another member of the Group or the transfer of shares in a member of the Group to another member of the Group, provided that (in each case): (a) any payments or assets distributed as a result of such reorganisation are distributed to other members of the Group; (b) where such reorganisation or transfer involves merging an Obligor with another entity the surviving entity is an Obligor and has assumed all of the obligations of the merged Obligor under and in connection with the Finance Documents, and where such reorganisation or transfer involves the assets of an Obligor those assets will continue to be held by an Obligor; (c) no Event of Default is continuing or would result from such reorganisation or transfer; and (d) such reorganisation or transfer could not reasonably be expected to be materially prejudicial to the interests of the Lenders.

“Press Release” means the announcement in the agreed form to be issued by or on behalf of the Company announcing the terms and conditions of the Offer.

“Prospectus Date” means the date on which the Company first issues a prospectus in the United Kingdom in respect of the issue of shares by the Company in connection with the Transaction.

“Qualifying Lender” has the meaning given to it in Clause 12 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two TARGET Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rating Agencies” means Standard & Poor’s and Moody’s, and “Rating Agency” means one of them.

“Reference Banks” means the principal London offices of Citibank N.A., Credit Suisse AG and ING Bank N.V. and/or such other banks as may be appointed by the Facility Agent in consultation with the Company.

“Regulation T”, “Regulation U” or “Regulation X” means Regulation T, U or X, as the case may be, of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means, in relation to Euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status) to 18.6 (Governing law and enforcement) (inclusive), paragraph (a) of Clause 18.9 (No default), Clause 18.12 (Pari passu ranking) and Clause 18.13 (No proceedings pending or threatened).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 9 (Form of Resignation Letter).

“Screen Rate” means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, prenotation of mortgage charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

“Sell-out” means the procedure provided in article 28 of Greek law 3461/2006 according to which, if following completion of the Offer the Company has obtained and holds Blue Shares carrying at least 90 per cent. of the voting rights represented by Blue Shares, the remaining shareholders of Blue who have not yet tendered or exchanged their shares may compulsorily force the Company to acquire their Blue Shares and Blue ADRs.

“Settlement Date” means the date on which the Company issues shares in the Company (or American depositary receipts representing such shares), or pays cash consideration, to existing holders of Blue Shares and Blue ADRs in exchange for the transfer of those Blue Shares and Blue ADRs to the Company pursuant to the terms of the Offer.

“Signing Date” means the first date on which a Facility Agreement is signed.

“Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

“Squeeze-out” means the procedure provided in article 27 of Greek law 3461/2006 according to which, if following completion of the Offer the Company has obtained and holds Blue Shares carrying at least 90 per cent. of the voting rights represented by Blue Shares, the Company may compulsorily acquire the remaining Blue Shares and Blue ADRs.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc., or any successor to its ratings business.

“Subsidiary” of a company or corporation (the “First Mentioned Company”) means any company or corporation:

(a)            which is controlled (directly or indirectly) by that First Mentioned Company; or

(b)           more than half the issued share capital of which is beneficially owned (directly or indirectly) by that First Mentioned Company; or

(c)            which is a Subsidiary of another Subsidiary of that Holding Company,

and for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to control the composition of its board of directors or equivalent body, or to direct the actions of that board or equivalent body.

“Swiss Borrower” means a Borrower that is organised under the laws of Switzerland or which is treated as resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Guarantor” means a Guarantor that is organised under the laws of Switzerland or which is treated as resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Obligor” means a Swiss Borrower or a Swiss Guarantor.

“Swiss Withholding Tax” means the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer) as amended from time to time together with the related ordinances, regulations and guidelines.

“Switzerland” means the Swiss Confederation.

“Syndication Date” means the date on which the Arranger confirms to the Company that syndication of has been completed.

“Syndication Letter” means the letter so entitled from the Arranger to the Company dated on or before the date of this Agreement in relation to the Facility Agreements.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“TCCC” means The Coca-Cola Company, a Delaware corporation with offices at 1 Coca-Cola Plaza, N.W., Atlanta, Georgia 30313.

“Termination Date” means the later of:

(a)            the earlier of (i) the date which is 18 months after the Prospectus Date and (ii) the date falling 21 months after the Signing Date; and

(b)           31 March 2014,

provided that if the Settlement Date has not occurred by the earlier of (A) the date falling 30 days after the end of the Offer Period and (B) 28 February 2013, or if the Offer lapses or is terminated or withdrawn, the Termination Date shall be the date falling 30 days after the date on which the Offer lapses or is terminated or withdrawn or, if earlier, 30 March 2013.

“Total Commitments” means the aggregate of the Commitments, being €500,000,000 at the date of this Agreement.

“Transaction” means the Offer and the Squeeze-out and any other transactions contemplated by the Transaction Documents.

“Transaction Documents” means the Finance Documents and the Offer Related Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)            the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)           the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transaction” means any hedging or other derivative transaction entered into in the ordinary course of business in connection with protection against or benefit from fluctuation in any rate of interest or currency exchange rates or price and not for investment or speculative purposes.

“Unconditional Date” means the date on which the Offer is declared or becomes wholly unconditional in all respects.

“Undisclosed Administration” means, in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” and “United States” means the United States of America, its territories and possessions.

“USD Notes” means the USD 500,000,000 notes due on or about 17 September 2013 issued by Blue Finance BV.

“Utilisation Date” means the date of a Loan, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means:

(a)            any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and supplemental legislation and regulations); and

(b)           any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2         Construction

(a)         Unless a contrary indication appears, any reference in this Agreement to:

(i)             the “Facility Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)            a document in “agreed form” is a document which is previously agreed by or on behalf of the Facility Agent and the Company.

(iii)           “assets” includes present and future properties, revenues and rights of every description;

(iv)          the “European interbank market” means the interbank market for Euro operating in Participating Member States;

(v)           a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

(vi)          “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)         a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(viii)        a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other similar authority or organisation;

(ix)           a “security interest” includes, in respect of a Dutch Obligor or in connection with any security in the Netherlands, a retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), a right of retention (recht van retentie), a right to reclaim goods (recht van reclame) and in general any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(x)            in respect of a member of the Group incorporated in the Netherlands, a reference in Clause 21.6 (Insolvency proceedings) to:

(i)           the “suspension of payments” or a “moratorium” includes surséance van betaling and emergency regulations (noodregeling);

(ii)          an “administrator” includes a bewindvoerder;

(iii)         a “receiver” includes a curator; and

(iv)         “a winding up”, “administration” or “dissolution” includes failliet verklaard and ontbonden,

(xi)           a provision of law is a reference to that provision as amended or re-enacted; and

(xii)          unless a contrary indication appears in the relevant provision, a time of day is a reference to London time.

(b)         “Euro”, “euro”, “€” and “EUR” denote the single currency of the Participating Member States. “£”, “GBP”, “Sterling” and “sterling” denote the lawful currency of the United Kingdom. “Swiss Francs” denote the lawful currency of Switzerland. “US$”, “USD” and “US Dollars” denote the lawful currency of the United States of America.

(c)         Section, Clause and Schedule headings are for ease of reference only.

(d)         Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)         A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3         Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITY

2.           THE FACILITY

2.1         The Facility

Subject to the terms of this Agreement the Lenders make available to the Original Borrower, a term loan facility in Euro in an aggregate amount equal to the Total Commitments.

2.2         Increase

(a)         The Company may by giving prior notice to the Facility Agent by no later than the date falling five Business Days after the effective date of a cancellation of:

(i)             the Available Commitment of a Defaulting Lender in accordance with Clause 7.12 (Right of cancellation in relation to a Defaulting Lender); or

(ii)            the Commitments of a Lender in accordance with Clause 7.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments under the Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)           the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group and which is further acceptable to the Facility Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender; it being understood and agreed, for the avoidance of doubt, that nothing herein shall place any Lender under an obligation to assume any such increased Commitments;

(iv)          each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)           each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume the same obligations towards one another and acquire the same rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)          the Commitments of the other Lenders shall continue in full force and effect; and

(vii)         any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)         An increase in the Total Commitments will only be effective on:

(i)             the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)            in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Company and the Increase Lender.

(c)         Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)         Unless the Facility Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Company shall, on the date upon which the increase takes effect, pay the Facility Agent (for its own account) a fee of €3,000 and promptly on demand pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(e)         Clause 22.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)             an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)            the “New Lender” were references to that “Increase Lender”; and

(iii)           a “re-transfer” or “re-assignment” were references to a “transfer” or “assignment”.

2.3         Finance Parties’ rights and obligations

(a)         The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)         The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)         A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4         Obligors’ agent

(a)         Each Obligor (other than the Company) irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and otherwise and irrevocably authorises:

(i)             the Company on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give and receive all notices, consents and instructions (including Utilisation Requests), to agree, accept and execute on its behalf all documents in connection with the Finance Documents (including amendments and variations of, and consents under, any Finance Document) and to execute any new Finance Document and to take such other action as may be necessary or desirable under, or in connection with, the Finance Documents; and

(ii)            each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company.

(b)         Each Obligor (other than the Company) confirms that:

(i)             it will be bound by any action taken by the Company under, or in connection with, any Finance Document; and

(ii)            each Finance Party may rely on any action purported to be taken by the Company on behalf of that Obligor.

2.5         Acts of the Company

(a)         The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:

(i)             any actual or purported irregularity in any act done, or failure to act, by the Company;

(ii)            the Company acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)           any actual or purported failure by, or inability of, the Company to inform any Obligor of receipt by it of any notification under the Finance Documents.

(b)         In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

3.           PURPOSE

3.1         Purpose

Each Borrower shall apply all amounts borrowed by it under this Agreement towards financing the repayment of the Euro Notes and the USD Notes.

3.2         Monitoring

(a)         No amount borrowed under this Agreement shall be applied in any manner that may be illegal or contravene any applicable law or regulation in any relevant jurisdiction including those laws or regulations concerning financial assistance by a company for the acquisition of, or subscription for, shares or concerning the protection of shareholders’ capital.

(b)         No proceeds of the Facility shall be used (and no Obligor shall, and the Company shall ensure that no member of the Group will, use such proceeds) in a manner which constitutes a “use of proceeds in Switzerland” as interpreted by the Swiss Federal Tax Administration for the purposes of Swiss Withholding Tax, unless a written confirmation or countersigned tax ruling application from the Swiss Federal Tax Administration has been obtained and provided in a form satisfactory to the Facility Agent (acting reasonably), confirming that such use does not result in a Loan, or any part thereof, qualifying as a Swiss financing for Swiss Withholding Tax purposes.

(c)         No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.           CONDITIONS OF UTILISATION

4.1         Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Facility Agent has received:

(a)            all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facility Agent (acting reasonably) (or waived with the prior consent of the Majority Lenders); and

(b)           all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facility Agent (or waived with the prior consent of all Lenders).

The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that the conditions set out in each of paragraphs (a) and (b) above (respectively) have been so satisfied.

4.2         Further conditions precedent

A Loan may only be requested or drawn, and the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)            no Change of Control as described in Clause 7.2 (Change of control) has occurred;

(b)           the Company has, together with the relevant Utilisation Request for that Loan, provided a certificate to the Facility Agent confirming (i) the full amount of the repayment in respect of the Euro Notes or the USD Notes (as the case may be) then due and (ii) that the proceeds of that Loan will be used in full to repay all or part of the Euro Notes or the USD Notes (as the case may be) that are repayable on or about the relevant Utilisation Date of that Loan;

(c)            no Default or Event of Default is continuing or would result from the proposed Loan; and

(d)           in relation to the first utilisation of the Facility, all the representations and warranties in Clause 18 (Representations) are true in all material respects, and, in relation to any other utilisation of the Facility, the Repeating Representations to be made by each Obligor are true in all material respects.

4.3         Maximum number of Loans

(a)         A Borrower may not deliver a Utilisation Request if as a result of the proposed Loan more than 5 Loans would be outstanding.

(b)         A Borrower may not request that a Loan be divided if, as a result of the proposed division, more than 5 Loans would be outstanding.

4.4         Drawing of Facility

No Loan shall be made under this Agreement before a loan is made under the Acquisition Facility.

SECTION 3

UTILISATION

5.           UTILISATION

5.1         Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2         Completion of a Utilisation Request

(a)         Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)             it is signed by the relevant Borrower and the Company;

(ii)            it identifies the proposed purpose of the Loan and confirms that the Loan complies with Clause 3 (Purpose);

(iii)           the proposed Utilisation Date is a Business Day within the Availability Period;

(iv)          the currency and amount of the Loan comply with Clause 5.3 (Currency and amount);

(v)           the proposed Interest Period complies with Clause 9 (Interest Periods); and

(vi)          it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Loan or, in the case of Euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London) to which the proceeds of the Loan are to be credited.

(b)         Only one Loan may be requested in each Utilisation Request.

5.3         Currency and amount

(a)         The currency specified in a Utilisation Request must be Euro.

(b)         The amount of the proposed Loan must be a minimum of €5,000,000 or, if less, the Available Facility.

5.4         Lenders’ participation

(a)         If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)         The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5         Cancellation of Commitment

(a)         The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

(b)         Any cancellation under this Clause 5.5 shall reduce the Commitments of the Lenders rateably.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.           REPAYMENT

6.1         Repayment of Loans

(a)         Each Borrower which has drawn a Loan shall repay that Loan on the Termination Date.

(b)         No Borrower may reborrow any part of the Facility which is repaid.

7.           PREPAYMENT AND CANCELLATION

7.1         Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)            that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)           upon the Facility Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)            each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2         Change of control

(a)         If at any time a Change of Control occurs:

(i)             subject to any obligation on the Company preventing the same which is imposed by law, the City Code on Takeovers and Mergers or any relevant Stock Exchange, the Company shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)            a Lender shall not be obliged to fund a Loan; and

(iii)           if a Lender so requires and notifies the Facility Agent, the Facility Agent shall, by not less than 10 days’ notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)         For the purposes of this Agreement:

(i)             a “Change of Control” will occur if:

(A)         at any time prior to the Settlement Date, Kar-Tess ceases to be the direct or indirect owner of the entire issued voting share capital of the Company;

(B)          at any time on or after the Settlement Date, TCCC is not the direct or indirect owner of at least 20 per cent. of the entire issued voting share capital of the Company; or

(C)          at any time on or after the Settlement Date, any person or group of persons acting in concert gains control of the Company (other than, in circumstances where Kar-Tess and TCCC together are the direct or indirect owner of at least 40 per cent. of the entire issued voting share capital of the Company, a group of persons acting in concert which includes both Kar-Tess and TCCC).

(ii)            for the purpose of this Clause 7.2, “control” has the meaning given to it in section 450 of the Corporation Tax Act 2010.

(iii)           for the purpose of this Clause 7.2, “acting in concert” has the meaning given to it in the City Code on Takeovers and Mergers.

7.3         Equity Proceeds

(a)         The Company shall ensure that, subject to Clause 7.7 (Application of prepayments), an aggregate amount equal to any Equity Proceeds is immediately applied in mandatory repayment and cancellation of the Facility in accordance with Clause 7.7 (Application of prepayments).

(b)         Paragraph (a) above shall not apply to Equity Proceeds received by a member of the Group from:

(i)              the issue of ordinary shares by the Company for the purposes of the share exchange pursuant to the Offer, the Squeeze-out or the Sell-out; or

(ii)             the issuance of shares by the Company to satisfy employee stock options and employee stock purchase plans.

(c)         For the purposes of this Agreement, “Equity Proceeds” means any amounts received or recovered by the Company or any member of the Group (other than from any other member of the Group) by way of issue or subscription for or other acquisition of any share capital in the Company or any member of the Group (whether or not redeemable) or the issue, subscription for or other acquisition of any warrants (or similar instruments for the subscription of any such share capital) or any instrument convertible or exchangeable into any share capital of the Company or any member of the Group.

7.4         Debt Proceeds

(a)         The Company shall ensure that, subject to Clause 7.7 (Application of prepayments), an aggregate amount equal to any Debt Proceeds is immediately applied in mandatory repayment and cancellation of the Facility in accordance with Clause 7.7 (Application of prepayments).

(b)         Paragraph (a) above shall not apply to Debt Proceeds received by the Company or any other member of the Group under:

(i)              debt capital markets issues by a member of the Group (other than the Company) the proceeds of which are used in full to repay or refinance Financial Indebtedness existing on the Signing Date under the Euro Notes or the USD Notes in a maximum aggregate amount (taken together with any other such repayment or refinancing since the Signing Date) not exceeding the aggregate of USD 500,000,000 and Euro 500,000,000 (or in their equivalent in another currency or currencies);

(ii)             commercial paper issued by a member of the Group (other than the Company) for its working capital purposes in relation to its day-to-day operations;

(iii)            local liquidity facilities specified in the Local Facilities List entered into by a member of the Group (other than the Company) existing as at the Signing Date and which are permitted pursuant to Clause 20.7 (Subsidiary indebtedness) and Clause 20.8 (Company indebtedness) (and any refinancing of such facilities for the same or a lesser amount, excluding any fees paid to the lenders in respect of such refinancing) up to the amount specified in the Local Facilities List;

(iv)            new local liquidity facilities entered into by a member of the Group (other than the Company) after the Signing Date and which are permitted pursuant to Clause 20.7 (Subsidiary indebtedness) and Clause 20.8 (Company indebtedness) for specified purposes from time to time agreed between the Company and the Majority Lenders in a maximum aggregate amount not exceeding €100,000,000 (or its equivalent in another currency or currencies) (and any refinancing of such facilities for the same or a lesser amount, excluding any fees paid to the lenders in respect of such refinancing); or

(v)             this Agreement or the other Facility Agreements in the agreed form on the Signing Date.

(c)         For the purposes of this Agreement, “Debt Proceeds” means any amounts received or recovered by the Company or any member of the Group (other than from any other member of the Group) by way of the incurrence of, issue or subscription for or other acquisition of any debt capital market issues by the Company or any member of the Group (whether convertible or otherwise) and any other Financial Indebtedness incurred or raised by the Company or any member of the Group.

7.5         Disposal Proceeds

(a)         The Company shall ensure that, subject to Clause 7.7 (Application of prepayments), an aggregate amount equal to any Disposal Proceeds is immediately applied in mandatory repayment and cancellation of the Facility in accordance with Clause 7.7 (Application of prepayments).

(b)         For the purposes of this Agreement, “Disposal Proceeds” means the cash or cash equivalent amount of any proceeds (including when received the cash or cash equivalent amount of any deferred consideration, whether by way of adjustment to the purchase price or otherwise, and any amount received in repayment of any loan or inter-company debt) received or recovered by the Company or any member of the Group (other than from any other member of the Group) in connection with the sale, lease, transfer or other disposal by the Company or any member of the Group of an asset or assets which, together with all such other sales, leases, transfers and other disposals of assets since the Signing Date, exceed in aggregate €150,000,000 (or its equivalent in another currency or currencies).

7.6         Distribution Proceeds

(a)         The Company shall ensure that, subject to Clause 7.7 (Application of prepayments), an aggregate amount equal to any Distribution Proceeds is immediately applied in mandatory repayment and cancellation of the Facility in accordance with Clause 7.7 (Application of prepayments).

(b)         Paragraph (a) above shall not apply to Distribution Proceeds received by the Company which have already been applied in payment of interest or fees in respect of the Facility.

(c)         For the purposes of this Agreement, “Distribution Proceeds” means:

(i)              (if no Event of Default is continuing) the cash amount of any dividends or other distributions (including by way of loan) received by the Company from any other member of the Group which, together with all other such dividends or distributions (including by way of loan) received since the Signing Date, exceeds in aggregate €150,000,000 (or its equivalent in another currency or currencies); and

(ii)             (if an Event of Default is continuing) the cash or cash equivalent amount of any dividends or other distributions (including by way of loan) received by the Company from any other member of the Group.

7.7         Application of prepayments

(a)         The Company shall ensure that any amount which is to be applied in repayment, prepayment or cancellation of the Facility pursuant to this Clause 7 is applied in the following order:

(i)             first, in repayment of the Loans then outstanding; and

(ii)            second, in cancellation of the Available Commitments,

provided that no amount shall be required to be applied in prepayment or cancellation of the Facility pursuant to Clauses 7.3 (Equity Proceeds) to 7.6 (Distribution Proceeds) above if and to the extent that such amount is required to be, and is, applied in mandatory prepayment of the Acquisition Facility in the agreed form on the Signing Date.

(b)         Any repayment, prepayment or cancellation of all or part of the Facility under this Clause 7 shall reduce the Commitments of the Lenders rateably.

(c)         Any amount cancelled, repaid or prepaid pursuant to this Clause 7.7 shall cease to be available and may not be redrawn.

7.8         Mandatory cancellation

(a)         On any date on which the Euro Notes, the USD Notes or the MTN Programme (or any amount thereunder or in respect thereof) is repaid or refinanced, in whole or in part, the Company shall notify the Facility Agent, the Facility shall immediately cease to be available in an aggregate amount equal to the aggregate amount of any such repayment or refinancing, and the Facility shall be immediately cancelled (and any outstanding Loans shall be immediately repaid) in an aggregate amount equal to the aggregate amount of any such repayment or refinancing. Provided that this paragraph (a) shall not apply in respect of (i) any repayment or refinancing of Financial Indebtedness existing on the Signing Date under the Euro Notes or the USD Notes which is funded from the proceeds of debt capital markets issues by a member of the Group (other than the Company) in a maximum aggregate amount (taken together with any other such repayment or refinancing since the Signing Date) not exceeding USD 500,000,000 or (ii) any repayment of the Euro Notes or the USD Notes funded from the proceeds of a Loan.

(b)           Any cancellation under this Clause 7.8 shall reduce the Commitments of the Lenders rateably.

(c)         The Company shall promptly notify the Finance Parties upon the occurrence of any of the events or circumstances to which this Clause 7.8 relates.

7.9         Voluntary cancellation

The Company may, if it gives the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €5,000,000) of the Available Facility. Any cancellation under this Clause 7.9 shall reduce the Commitments of the Lenders rateably.

7.10       Voluntary prepayment of Loans

(a)         The Borrower to which a Loan has been made may, if it gives the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Loan (but, if in part, being an amount that reduces the Base Currency Amount of that Loan by a minimum amount of €5,000,000).

7.11       Right of replacement or repayment and cancellation in relation to a single Lender

(a)         If:

(i)             any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)            any Lender claims indemnification from a Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

(each such Lender to whom this paragraph (a) applies, being an “Increased Costs Lender”), the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)         On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)         On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

7.12       Right of cancellation in relation to a Defaulting Lender

(a)         If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)         On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)         The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

7.13       Restrictions

(a)         Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)         Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)         No Borrower may reborrow any part of the Facility which is repaid or prepaid.

(d)         The Obligors shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)         Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)          If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)         If all or part of a Loan is repaid or prepaid and is not available for redrawing, an amount of the Commitments will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (g) shall reduce the Commitments of the Lenders rateably.

SECTION 5

COSTS OF UTILISATION

8.           INTEREST

8.1         Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)            Margin;

(b)           EURIBOR; and

(c)            Mandatory Cost, if any.

8.2         Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period applicable to that Loan (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3         Default interest

(a)         If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)         If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)             the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)            the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent. and the rate which would have applied if the overdue amount had not become due.

(c)         Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4         Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the relevant Obligor of the determination of a rate of interest under this Agreement.

9.           INTEREST PERIODS

9.1         Selection of Interest Periods

(a)         A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)         Each Selection Notice is irrevocable and must be delivered to the Facility Agent by the Borrower (or the Company on behalf of a Borrower) to which that Loan was made not later than the Specified Time.

(c)         If a Borrower (or the Company) fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)         Subject to this Clause 9, a Borrower (or the Company) may select an Interest Period of 1, 2, 3 or 6 Months or any other period agreed between the Company and the Facility Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(e)         An Interest Period for a Loan shall not extend beyond the Termination Date.

(f)          Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)         Prior to determining the interest rate for an Interest Period beginning prior to the Syndication Date, the Facility Agent may (and shall on request by the Arranger) shorten that Interest Period to a duration of one Month (or such shorter duration as may be desirable to ensure that the Interest Period ends on a date on which rights and obligations under this Agreement are to be novated or assigned to persons becoming Parties as a result of syndication of the Facility).

9.2         Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3         Consolidation and division of Loans

(a)         Subject to paragraph (b) below, if two or more Interest Periods end on the same date, those Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)         Subject to Clause 4.3 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Loan immediately before its division.

10.         CHANGES TO THE CALCULATION OF INTEREST

10.1       Absence of quotations

Subject to Clause 10.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2       Market disruption

(a)         If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)             the Margin;

(ii)            the rate notified to the Facility Agent by that Lender as soon as practicable (and in any event before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from the lowest cost source reasonably available to it for such purpose; and

(iii)           the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)         If:

(i)             the percentage rate per annum notified by a Lender pursuant to sub-paragraph (a)(ii) above is less than EURIBOR; or

(ii)            a Lender has not notified the Facility Agent of a percentage rate per annum pursuant to sub-paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR.

(c)         In this Agreement “Market Disruption Event” means:

(i)             at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none of the Reference Banks supplies a rate to the Facility Agent to determine EURIBOR for the relevant currency and Interest Period; or

(ii)            before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR.

10.3       Alternative basis of interest or funding

(a)         If a Market Disruption Event occurs and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)         Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

10.4       Break Costs

(a)         Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)         Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.         FEES

11.1       Commitment fee

(a)         The Company shall pay to the Facility Agent (for the account of each Lender) a fee in the Base Currency computed daily at the rate of 40 per cent. of the applicable Margin on that Lender’s Available Commitment for each day during the Availability Period.

(b)         The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)         No commitment fee shall be paid to the Facility Agent for the account of a Lender for any day on which that Lender is a Defaulting Lender.

11.2       Arrangement fee

The Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3       Agency fee

The Company shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.4       Funding fee

On the date of each Loan the Company shall pay to the Facility Agent (for the account of each Lender pro rata to its participation in that Loan) a fee in the Base Currency in an amount equal to 0.325% of the amount of such Loan.

11.5       Duration fee

The Company shall pay to the Facility Agent (for the account of each Lender pro rata to its Commitments on the relevant date):

(i)             on 28 February 2013, a fee in the Base Currency in an amount equal to 0.15% of the Total Commitments at such date;

(ii)            on 31 March 2013, a fee in the Base Currency in an amount equal to 0.10% of the Total Commitments at such date;

(iii)           on 31 August 2013, a fee in the Base Currency in an amount equal to 0.15% of the Total Commitments at such date; and

(iv)          on 30 September 2013, a fee in the Base Currency in an amount equal to 0.10% of the Total Commitments at such date.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.         TAX GROSS UP AND INDEMNITIES

12.1       Definitions

(a)         In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is (on the date a payment falls due):

(i)             (in respect only of payments made by an Obligor which is resident for tax purposes in the United Kingdom) within the charge to United Kingdom corporation tax as respects that payment and that is a Lender in respect of an advance made by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time the advance was made;

(ii)            in respect only of payments made by a Swiss Obligor or an Obligor which is resident for tax purposes in Switzerland, any Lender;

(iii)           in respect only of payments made by a Dutch Obligor or an Obligor which is resident for tax purposes in the Netherlands, any Lender;

(iv)          entitled to the payment under a double taxation agreement in force on that date (subject to the completion of any necessary formalities) without a Tax Deduction (a “Treaty Lender”); or

(v)           entitled under the domestic law of the jurisdiction in which the relevant Obligor is resident for tax purposes, to the payment without a Tax Deduction.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax (including, without limitation, Swiss Withholding Tax) from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)         Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2       Tax gross-up

(a)         Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)         The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)         If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)         A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom if, on the date on which the relevant payment falls due, the payment could have been made to the relevant Lender entitled to such payment without such Tax Deduction if the relevant Lender had been a Qualifying Lender but the relevant Lender:

(i)             is not or has ceased to be a Qualifying Lender in respect of that payment other than as a result of any change after the date it became a Lender in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or published concession of any relevant taxing authority; or

(ii)            is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)         If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)          Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

(i)             Subject to sub-paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)            Nothing in sub-paragraph (i) above shall require a Treaty Lender to:

(A)         register under the HMRC DT Treaty Passport scheme;

(B)          apply the HMRC DT Treaty Passport scheme to any Loan if it has so registered; or

(C)          file treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph (h) below or paragraph (a) of Clause 12.5 (HMRC DT Treaty Passport scheme confirmation) and the Obligor making that payment has not complied with its obligations under paragraph (i) below or paragraph (b) of Clause 12.5 (HMRC DT Treaty Passport scheme confirmation).

(h)         A Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Facility Agent and without liability to any Obligor) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Part II of Schedule 1 (The Original Parties) or as otherwise notified in writing to the Facility Agent and the Company within 10 Business Days of the date of this Agreement or within 10 Business Days of the date on which a Borrower becomes a Borrower.

(i)          Where a Lender has made an indication in accordance with paragraph (h) above, each Borrower shall, to the extent that that Lender is a Lender under the Facility made available to that Borrower pursuant to Clause 2.1 (The Facility), file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of becoming a Borrower and shall promptly provide the Lender with a copy of that filing.

(j)          If a Lender has not indicated to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph (h) above or paragraph (a) of Clause 12.5 (HMRC DT Treaty Passport scheme confirmation), no Obligor shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan.

12.3       Tax indemnity

(a)         The Company (or the relevant Obligor) shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)         Paragraph (a) above shall not apply:

(i)             with respect to any Tax assessed on a Finance Party:

(A)         under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)          under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)            to the extent a loss, liability or cost:

(A)         is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)          would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.

(c)         A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Company.

(d)         A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Facility Agent.

12.4       Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)            a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)           that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5       HMRC DT Treaty Passport scheme confirmation

(a)         A New Lender or an Increase Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Facility Agent and without liability to any Obligor) in the Transfer Certificate or Assignment Agreement or Increase Confirmation which it executes by including its scheme reference number and its jurisdiction of tax residence in that Transfer Certificate or Assignment Agreement or Increase Confirmation.

(b)         Where a New Lender or Increase Lender includes the indication described in paragraph (a) above in the relevant Transfer Certificate or Assignment Agreement or Increase Confirmation:

(i)             each Borrower which is a Party as a Borrower as at the relevant Transfer Date or the date on which the increase in Total Commitments described in the relevant Increase Confirmation takes effect shall, to the extent that that New Lender or Increase Lender becomes a Lender under the Facility which is made available to that Borrower, file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date or that date on which the increase in Total Commitments takes effect and shall promptly provide the Lender with a copy of that filing; and

(ii)            each Borrower which becomes a Borrower after the relevant Transfer Date or the date on which the increase in Total Commitments described in the relevant Increase Confirmation takes effect shall, to the extent that that New Lender or Increase Lender is a Lender under the Facility which is made available to that Borrower, file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of becoming a Borrower and shall promptly provide the Lender with a copy of that filing.

12.6       Stamp taxes

The Company (or the relevant Obligor) shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7       Lender status confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Facility Agent and without any liability to any Obligor, which of the following categories it falls in, in respect of each Obligor:

(a)            a Qualifying Lender (other than a Treaty Lender);

(b)           a Treaty Lender; or

(c)            not a Qualifying Lender.

If a New Lender fails to indicated its status in accordance with this Clause 12.7 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 12.7.

12.8       Value added tax

(a)         All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)         If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)             (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this sub-paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)            (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)         Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party must also at the same time reimburse or indemnify (as the case may be) the Finance Party against all VAT incurred by the Finance Party in respect of such costs or expenses but only to the extent that the Finance Party (reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(d)         Any reference in this Clause 12.8 to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(e)         In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13.         INCREASED COSTS

13.1       Increased costs

(a)         Subject to Clause 13.3 (Exceptions) the Company shall (or shall ensure that an Obligor will), within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)             the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement;

(ii)            compliance with any law or regulation made after the date of this Agreement; or

(iii)           the implementation or application of, or compliance with, Basel III or any law, directive or regulation that implements or applies Basel III.

(b)         In this Agreement:

(i)             “Increased Costs” means:

(A)         a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)          an additional or increased cost; or

(C)          a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document and which can be reasonably evidenced to the Company (or the relevant Borrower) pursuant to Clause 13.2 (Increased cost claims) or is not required to be evidenced pursuant to that Clause; and

(ii)            “Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated (b) the rules for global systemically important banks as published by the Basel Committee on Banking Supervision, and (c) any further guidance or standards relating to Basel III.

13.2       Increased cost claims

(a)         A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs), shall notify the Facility Agent of the event giving rise to the claim, and shall provide reasonable evidence of the event or circumstance by reason of which it is entitled to do so as soon as reasonably practicable, following which the Facility Agent shall promptly notify the Company (or the relevant Borrower), and supply to the Company (or the relevant Borrower) such evidence as received from the Finance Party, provided that nothing herein shall require any Finance Party to disclose any Confidential Information or any confidential information relating to the organisation of its affairs.

(b)         Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3       Exceptions

(a)         Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)             attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)            compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)           compensated for by the payment of the Mandatory Cost;

(iv)          attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)           attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding Basel III and any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates), but excluding Basel III.

(b)         In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.         OTHER INDEMNITIES

14.1       Currency indemnity

(a)         If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)             making or filing a claim or proof against that Obligor; or

(ii)            obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)         Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2       Other indemnities

Each Obligor shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)            the occurrence of any Event of Default;

(b)           a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)            funding, or making arrangements to fund, its participation in a Loan requested by the Company or a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)           a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

14.3       Indemnity to the Facility Agent

Each Obligor shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)            investigating any event which it reasonably believes is a Default; or

(b)           acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.4       Transaction undertaking to pay

(a)         The Company undertakes to pay (or, subject to any applicable financial assistance limitations binding on such Obligor, ensure that an Obligor pays) each Finance Party within three Business Days of demand an amount equal to any liability, damages, loss, cost or expense (including legal fees, costs and expenses) incurred by or awarded against that Finance Party or any of its Affiliates or any of its (or its Affiliates’) directors, officers, employees or agents (each a “Relevant Party”) arising out of, in connection with or based on:

(i)             the Transaction, the Offer, the Squeeze-out and/or the Sell-out (in each case whether or not made);

(ii)            any Relevant Party financing or refinancing, or agreeing to finance or refinance the Transaction, the Offer, the Squeeze-out and/or the Sell-out; or

(iii)           this Agreement, the provision of the Facility and/or the use of proceeds of any Loan,

(including, without limitation, any actual or potential action, claim, suit, investigation or proceeding arising out of, in connection with or based on the same), except to the extent such liability, damages, loss, cost or expense incurred or awarded results from any breach by a Finance Party of a Finance Document which is finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Relevant Party.

(b)         Each Obligor undertakes to pay each Finance Party, within three Business Days of demand, an amount equal to any cost or expense (including legal fees, costs and expenses) incurred by any Relevant Party in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding arising out of, in connection with or based on any of the above, whether or not pending or threatened and whether or not any Relevant Party is a party.

(c)         No Finance Party shall have any duty or obligation, whether as fiduciary for any Relevant Party or otherwise, to recover any payment made or required to be made under paragraph (a) above.

(d)         Each Obligor agrees that no Relevant Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of if its Affiliates for or in connection with anything referred to in paragraph (a) above except for any such liability, damages, loss, cost or expense incurred by the Company that results directly from any breach by that Relevant Party of any Finance Document which is in each case finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Relevant Party.

15.         MITIGATION BY THE LENDERS

15.1       Mitigation

(a)         Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities)

or Clause 13.1 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)         Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2       Limitation of liability

(a)         The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)         A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.         COSTS AND EXPENSES

16.1       Transaction expenses

Subject to any cap separately agreed between the Arranger and the Company (if any), the Company shall (or shall ensure that an Obligor will) promptly on demand pay to the Finance Parties the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, administration and syndication of:

(a)            this Agreement and any other documents referred to any Finance Document; and

(b)           any other Finance Documents executed after the date of this Agreement.

16.2       Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.10 (Change of currency), the Company shall (or shall ensure that an Obligor will), within three Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3       Enforcement costs

The Company shall (or shall ensure that an Obligor will), within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

17.         GUARANTEE AND INDEMNITY

17.1       Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)            guarantees to each Finance Party punctual performance by each Obligor of all that Obligor’s obligations under the Finance Documents;

(b)           undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)            agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal (including, for the avoidance of doubt, the situation that under applicable law any such obligation is no longer payable, enforceable, valid or legal in the currency that the Parties expressly agreed was the denominated currency (the “Agreed Currency”)), it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of any Obligor not paying any amount (including, for the avoidance of doubt, not paying any amount in the Agreed Currency) which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2       Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3       Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4       Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)            any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)           the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)            the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)           any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)            any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security, including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)            any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)           any insolvency or similar proceedings.

17.5       Guarantor intent

Without prejudice to the generality of Clause 17.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents, including (without limitation) for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with the foregoing.

17.6       Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7       Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)            refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)           hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.8       Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)            to be indemnified by an Obligor;

(b)           to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)            to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)           to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)            to exercise any right of set-off against any Obligor (provided that this shall not prevent the exercise of set-off between Obligors in the ordinary course of business (excluding any repayment or prepayment of intra-Group loans) as permitted by Clause 20.3 (Negative pledge); and/or

(f)            to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 29 (Payment mechanics).

17.9       Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)            that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)           each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.10     Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.11     Undertaking to pay

The guarantee obligations of Blue, Blue Finance BV and Blue Finance PLC under this Clause 17 shall not apply in respect of Clause 14.4 (Transaction undertaking to pay) to the extent that it would constitute unlawful financial assistance in accordance with the laws of its jurisdiction of incorporation (or those of its Holding Company).

17.12     Additional guarantees

The guarantee of an Additional Guarantor (other than Blue, Blue Finance BV and Blue Finance PLC) may be subject to limitations relating to that Additional Guarantor as set out in the Accession Letter applicable to such Additional Guarantor and agreed with the Facility Agent.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.         REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement and on the date of first utilisation of the Facility and as set out in Clause 18.25 (Repetition) (in each case by reference to the facts and circumstances then existing).

18.1       Status

(a)         It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)         It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2       Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of utilisation), legal, valid, binding and enforceable obligations.

18.3       Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)            any law or regulation applicable to it, breach of which could reasonably be expected to have a Material Adverse Effect;

(b)           the constitutional documents of any member of the Group; or

(c)            any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets, breach of which could reasonably be expected to have a Material Adverse Effect.

18.4       Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5       Validity and admissibility in evidence

              All Authorisations required or desirable:

(a)            to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)           to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

18.6       Governing law and enforcement

(a)         The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation, subject to any general principles of law which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of utilisation).

(b)         Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation, subject to any general principles of law which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of utilisation).

18.7       Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender.

18.8       No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that, except as described in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent) or otherwise pursuant to this Agreement any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.9       No default

(a)         No Event of Default is continuing or might reasonably be expected to result from the making of any Loan.

(b)         No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any Material Subsidiaries or to which its (or any Material Subsidiaries’) assets are subject which might reasonably be expected to have a Material Adverse Effect.

18.10     No misleading information

(a)         Any factual information provided by or on behalf of the Company or any member of the Group and contained in the Information Package was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)         Any financial projections contained in the Information Package have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)         So far as it is aware, nothing has occurred or been omitted from the Information Package and no information has been given or withheld that results in the information contained in the Information Package being untrue or misleading in any material respect.

18.11     Financial statements

(a)         The Original Financial Statements were prepared in accordance with IAS consistently applied.

(b)         The Original Financial Statements delivered pursuant to Part I of Schedule 2 (Conditions Precedent) give a true and fair view of the financial condition and operations of the Group as at the end of and for the relevant financial year, and there has been no material adverse change in the business or financial condition of Blue (or the business or consolidated financial condition of the Group taken as a whole) since the date as at which those Original Financial Statements were prepared.

(c)         The Original Financial Statements delivered in relation to an Obligor (other than those referred to in paragraph (b) above), give a true and fair view of the financial condition and operations of that Obligor (consolidated with its Subsidiaries in the case of Blue) as at the end of and for the relevant financial year,

18.12     Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.13     No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or (to the best of its knowledge and belief) threatened against it or any of its Subsidiaries.

18.14     No winding-up

No Material Subsidiary or Obligor has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against such Material Subsidiary or Obligor for its winding-up, dissolution, administration or re-organisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or any or all of its assets or revenues.

18.15     Dutch works council

No works council (ondernemingsraad) has been established at a Dutch Obligor which has jurisdiction over the transactions contemplated by this Agreement and no Dutch Obligor is in the process of establishing a works council.

18.16     Security

No Security exists over all or any of the present or future revenues or assets of any member of the Group (except as permitted under sub-paragraphs (c)(i) to (c)(ix) of Clause 20.3 (Negative pledge)).

18.17     Material Subsidiaries

Each member of the Group which, as at the date of this Agreement, is a Material Subsidiary is listed in Part III of Schedule 1 (The Original Parties).

18.18     Ownership of Obligors

Each Obligor and each Material Subsidiary is a wholly-owned direct or indirect Subsidiary of Blue or the Company, other than Coca-Cola HBC Switzerland Ltd which is a 99.91 per cent. owned direct or indirect Subsidiary of Blue or the Company.

18.19     Dutch FSA

Each Obligor incorporated in the Netherlands is in compliance with the Dutch FSA and any regulations issued pursuant thereto.

18.20     Tax Status

No notice under Section 36 of the Tax Collection Act (Invorderingswet 1990) or other similar legislation has been given by any member of the Group.

18.21     Holding Company

Except as disclosed in the Offer Document or arising under the Finance Documents, the Company has not traded or incurred any liabilities or commitments (actual or contingent, present or future).

18.22     US Margin Regulations

No part of the proceeds of any Loan will be used for any purpose which violates the provisions of the regulations of the Federal Reserve Board.

18.23     Offer provisions

(a)         Other than approval of the Offer by the Hellenic Capital Market Commission (HCMC), the Financial Services Authority (FSA), the United Kingdom Listing Authority (UKLA) and the U.S. Securities and Exchange Commission (SEC), no regulatory, competition or other similar clearance or consent in relation to the Offer or the Transaction is required to be obtained by the Company or any member of the Group.

(b)         Each of the Blue Shares and Blue ADRs acquired by the Company pursuant to the Offer, the Squeeze-out or the Sell-out are (or will be upon their acquisition) solely, legally and beneficially owned by the Company free from any claims, third party rights or competing interests.

18.24     Transaction Documents and Transaction-related representations

(a)         The Transaction Documents delivered to the Facility Agent contain all the material terms of the Offer.

(b)         The Offer Related Documents delivered to the Facility Agent contain all the terms of the Offer as required by applicable law and regulation.

(c)         No representation or warranty given in the Offer Related Documents is untrue or misleading in any material respect.

18.25     Repetition

(a)         The Repeating Representations (and, in the case of paragraph (b) below, the representations set out in Clauses 18.5 (Validity and admissibility in evidence), 18.7 (Deduction of Tax), 18.8 (No filing or stamp taxes), 18.15 (Dutch works council), 18.18 (Ownership of Obligors), 18.19 (Dutch FSA), 18.20 (Tax Status) and 18.22 (US Margin Regulations)) are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(i)             the date of each Utilisation Request and the first day of each Interest Period; and

(ii)            in the case of an Additional Obligor, the day on which it becomes (and on which it is proposed that the company becomes) an Additional Obligor.

(b)         The representations set out in Clauses 18.10 (No misleading information) and 18.11 (Financial statements) are deemed to be made by each Obligor by reference to the facts and circumstances then existing on each date or which information to which those Clauses apply is delivered to the Finance Parties (or any of them).

19.         INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1       Financial statements

The Company shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)                                   as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i)                                  its audited consolidated financial statements for that financial year;

(ii)                               the audited consolidated financial statements of the Group for that financial year; and

(iii)                            the financial statements of each Obligor (audited, if audited) for that financial year; and

(b)                                  as soon as the same become available, but in any event within 60 days after the end of each of the Group’s financial quarters:

(i)                                  its consolidated financial statements for that financial quarter; and

(ii)                               the consolidated financial statements of the Group for that financial quarter (if produced).

19.2       Compliance Certificate

(a)                            The Company shall supply to the Facility Agent, with each set of financial statements delivered pursuant to Clause 19.1 (Financial statements), a Compliance Certificate as at the date as at which those financial statements were drawn up, including a list of the Material Subsidiaries as at that date.

(b)                           Each Compliance Certificate shall be signed by two directors of the Company and, in the case of a Compliance Certificate delivered with the annual financial statements, if requested by the Facility Agent stating in its opinion that such Compliance Certificate is inaccurate the Company shall deliver a further Compliance Certificate, in relation to the relevant financial statements, signed by the Company’s auditors.

19.3       Requirements as to financial statements

(a)                            Each set of financial statements delivered by the Company pursuant to Clause 19.1 (Financial statements) shall be certified by a director or other senior officer of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)                           The Company shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using IAS, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in IAS, the accounting practices or reference periods in which case the Company shall deliver to the Facility Agent:

(i)             a description of any change necessary for those financial statements to reflect the IAS, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)            sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

19.4       Information: miscellaneous

The Company shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)                                   all documents dispatched by the Company or by Blue to their respective shareholders (or any class of them) or by the Company, Blue or any Obligor to their respective creditors generally or by any member of the Group under the Existing RCF or MTN Programme at the same time as they are dispatched provided that prior to the first Settlement Date the Company shall only be required to supply such documents in respect of Blue or its Subsidiaries to the extent it has received or provided the same;

(b)                                  promptly upon becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group;

(c)                                   promptly on request by any Finance Party (through the Facility Agent) and save to the extent prohibited by law or regulation, details of the Transaction and the Offer (including as to its progress);

(d)                                  promptly upon becoming aware, the take-up of acceptances pursuant to the Offer, including (without limitation) details of which holders of Blue Shares and Blue ADRs have elected to take up the Offer;

(e)                                   details of any de-listing, listing or material reorganisation undertaken by the Group (or any members of the Group) (including as to its progress); and

(f)                                     promptly, such other information regarding the financial condition, business and operations of the Company or any member of the Group as any Finance Party (through the Facility Agent) may reasonably request.

19.5       Notification of default and rating change

(a)                           Each Obligor shall notify the Facility Agent of:

(i)             any Default (and the steps, if any, being taken to remedy it);

(ii)            any event or circumstance constituting non-satisfaction of a condition to the making of any Loan under Clause 4.2 (Further conditions precedent) occurs; and

(iii)           any new rating or change in the rating assigned to the Company or any member of the Group by any Rating Agency,

promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)                           In each case, promptly upon a request by the Facility Agent, the Company shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default and no event or circumstance constituting non-satisfaction of a condition to the making of any Loan under Clause 4.2 (Further conditions precedent) is continuing (or if continuing, specifying the Default or non-satisfaction (as the case may be) and the steps, if any, being taken to remedy it).

19.6       Use of websites

(a)                            The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the “Designated Website”) if:

(i)             the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)            both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)           the information is in a format previously agreed between the Company and the Facility Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)                           The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(c)                            The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)                                      the Designated Website cannot be accessed due to technical failure;

(ii)                                   the password specifications for the Designated Website change;

(iii)                                any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                               any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                                  the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Facility Agent under sub-paragraph (c)(i) or (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                           Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within 10 Business Days.

19.7       “Know your customer” checks

(a)                            If:

(i)                                      the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                                   any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)                                a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Facility Agent or any Lender (or, in the case of sub-paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in sub-paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in sub-paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                           Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)                            The Company shall, by not less than 10 Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 24 (Changes to the Obligors).

(d)                           Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

20.         GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1       Authorisations

Each Obligor shall promptly:

(a)                                   obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)                                  supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its material obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence (subject to any general principles of law which are referred to in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent) or otherwise under this Agreement in its jurisdiction of incorporation of any material provision of any Finance Document.

20.2       Compliance with laws

Each Obligor shall comply in all respects with all laws (including, without limitation, the Dutch FSA and any similar rules or body) to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3       Negative pledge

In this Clause 20.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)                            No Obligor shall (and the Company shall ensure that no Material Subsidiary will) create or permit to subsist any Security over any of its assets.

(b)                           No Obligor shall (and the Company shall ensure that no Material Subsidiary will):

(i)                                    sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)                                 sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)                             enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                               enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)                            Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)             any netting or set-off arrangement entered into by an Obligor or a Material Subsidiary in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)            any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)         hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B)          its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iii)           any lien arising by operation of law and in the ordinary course of trading;

(iv)          any Security or Quasi-Security over or affecting any asset acquired by an Obligor or a Material Subsidiary after the date of this Agreement if:

(A)         the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by that Obligor or Material Subsidiary;

(B)          the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by that Obligor or Material Subsidiary; and

(C)          the Security or Quasi-Security is removed or discharged within 6 months of the date of acquisition of such asset;

(v)           any Security or Quasi-Security over or affecting any asset of any company which becomes a Material Subsidiary or Obligor after the date of this Agreement, where the Security or Quasi-Security was created prior to the date on which that company becomes a member of the Group, if:

(A)         the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)          the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)          the Security or Quasi-Security is removed or discharged within six months of that company becoming a Material Subsidiary or Obligor;

(vi)          any title transfer or retention of title arrangement entered into by an Obligor or a Material Subsidiary in the normal course of its trading activities on the counterparty’s standard or usual terms;

(vii)         any Security which has been approved by the Majority Lenders;

(viii)        any Security over any goods or related documents of title arising in the ordinary course of business in favour of any bank or other financial institution in connection with the raising of finance directly in connection with the purchase of such goods;

(ix)           any transaction falling within sub-paragraph (b)(i) above:

(A)                           to the extent that the aggregate consideration received for the relevant asset, together with all previous assets sold, transferred or otherwise disposed of on such terms does not exceed €125,000,000, or its equivalent in other currencies; or

(B)                             if the consideration received for the relevant asset sold, transferred or disposed of, when aggregated with the consideration received for all previous assets sold, transferred or otherwise disposed of on such terms, exceeds €125,000,000 or its, equivalent in other currencies:

(ii)                               all or part of the Revolving Credit Facility or the Existing RCF is, within 15 Business Days, cancelled in accordance with its terms; and/or (at the Company’s discretion)

(iii)                            all or part of the loans under the Revolving Credit Facility or the Existing RCF then outstanding are, on or before the end of the then current Interest Period (or if such Interest Period ends within 10 Business Days, the next succeeding Interest Period), prepaid in accordance with their terms (such that the amount so prepaid shall not be available for redrawing and the relevant commitments shall be reduced accordingly), and the aggregate amount so cancelled and/or prepaid and cancelled is not less than the amount of the excess consideration over €125,000,000 detailed in sub-paragraph (c)(ix)(A) above;

(x)            any Security not falling within sub-paragraphs (c)(i) to (c)(ix) above, provided that the aggregate amount of indebtedness secured by all Security falling within this paragraph shall not, at any time, exceed €100,000,000 (or its equivalent in another currency or currencies); and

(xi)           any Security for the sole purpose of extending, renewing or replacing in whole or in part indebtedness secured by any Security referred to in the foregoing sub-paragraphs (c)(i) to (c)(x), inclusive, or in this sub-paragraph (c)(xi), provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the property which secured the indebtedness so extended, renewed or replaced.

20.4       Disposals

(a)                            No Obligor shall (and the Company shall ensure that no Material Subsidiary will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)                           Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)                                      made in the ordinary course of business for fair market value;

(ii)                                   of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)                                of obsolete assets;

(iv)                               by any member of the Group to an Obligor or Material Subsidiary;

(v)                                  on arms length terms to TCCC;

(vi)                               on arms length terms of the Group’s 50 per cent. interest in Brewinvest S.A.;

(vii)                            by a member of the Group to another member of the Group to the extent such disposal forms part of a Permitted Reorganisation;

(viii)                         which is permitted pursuant to Clause 20.3 (Negative pledge); or

(ix)                                 where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under sub-paragraphs (b)(i) to (b)(vii) above) does not exceed €100,000,000 (or its equivalent in another currency or currencies) in any financial year.

20.5       Merger

(a)                            No Obligor shall (and the Company shall ensure that no Material Subsidiary will) enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)                           Paragraph (a) above does not apply to:

(i)                                      a disposal permitted pursuant to Clause 20.4 (Disposals);

(ii)                                   with the prior consent of the Majority Lenders; and

(iii)                                any amalgamation, demerger or corporate reconstruction that is a Permitted Reorganisation.

20.6       Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Obligors or the Group taken as a whole from that carried on at the date of this Agreement.

20.7       Subsidiary indebtedness

(a)                            No Material Subsidiary which is not an Obligor shall (and the Company shall ensure that no Material Subsidiary which is not an Obligor will) incur or allow to remain outstanding Financial Indebtedness.

(b)                           Paragraph (a) above does not apply to any Financial Indebtedness:

(i)             of an Obligor arising under this Agreement or the other Facility Agreements in the agreed form on the Signing Date;

(ii)            the outstanding principal amount of which does not exceed in aggregate at any time an amount the equivalent of 10 per cent. of the total assets of the Group (determined by reference to the most recent audited statements of the Group);

(iii)           arising in respect of Treasury Transactions; or

(iv)                               of Blue, Blue Finance BV and Blue Finance PLC permitted under paragraph (b)(i) of Clause 20.8 (Company indebtedness) at any time on or before the earlier of (A) the date on which the relevant person becomes an Obligor and (B) the first date on which the relevant person is required to become an Obligor under Clause 20.12 (Guarantees).

20.8       Company indebtedness

(a)                            Notwithstanding Clause 20.7 (Subsidiary indebtedness), at all times while a loan under a Facility Agreement is outstanding from or any amount under a Facility Agreement is available to be drawn by the Company, no Obligor shall (and the Company shall ensure that no member of the Group shall) incur or allow to remain outstanding Financial Indebtedness.

(b)                           Paragraph (a) above does not apply to any Financial Indebtedness arising under this Agreement, or:

(i)                                      of an Obligor (or, prior to the earlier of (A) the date on which the relevant person becomes an Obligor and (B) the first date on which the relevant person is required to become an Obligor pursuant to Clause 20.12 (Guarantees), Blue, Blue Finance BV and Blue Finance PLC) arising under the other Facility Agreements in the agreed form on the Signing Date, the Existing RCF or the MTN Programme;

(ii)                                   of a member of the Group other than the Company:

(A)                           in respect of commercial paper issued by such member of the Group for working capital purposes in relation to its day-to-day operations;

(B)                             arising in respect of Treasury Transactions;

(C)                             under local liquidity facilities entered into prior to the Signing Date and specified in the Local Facilities List and which are permitted pursuant to Clause 20.7 (Subsidiary indebtedness) (and any refinancing of such facilities for the same or a lesser amount, excluding any fees paid to the lenders in respect of such refinancing) up to the amount specified in the Local Facilities List; or

(D)                            under new local liquidity facilities entered into after the Signing Date and which are permitted pursuant to Clause 20.7 (Subsidiary indebtedness) for specified purposes agreed from time to time between the Company and the Majority Lenders in a maximum aggregate amount not exceeding EUR 100,000,000 (or its equivalent in another currency or currencies) in excess of the amount of Financial Indebtedness existing under sub-paragraph (C) above as at the Signing Date (other than under the Facility Agreements) (and any refinancing of such facilities for the same or a lesser amount, excluding any fees paid to the lenders in respect of such refinancing); or

(iii)                                the proceeds of which are immediately applied in mandatory prepayment and cancellation of amounts under the Acquisition Facility in the agreed form on the Signing Date in accordance with the terms of the Acquisition Facility.

20.9       US Margin Regulations

(a)                            No Obligor shall use any part of the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which violates the provisions of the regulations of the Federal Reserve Board.

(b)                           The Company shall, if requested by any Lender, promptly deliver to such Lender a completed U.S. Federal Reserve Form U-1 (or an updated U-1).

20.10     Listing requirements

(a)                            The Company shall, as soon reasonably practicable upon obtaining direct or indirect control of at least 95 per cent. of voting rights in respect of Blue Shares, ensure that Blue and all shares in Blue are delisted from the Athens Exchange (ATHEX) and all Blue ADRs are delisted from the New York Stock Exchange (NYSE).

(b)                           The Company shall ensure that by not later than 5 Business Days following the Settlement Date (or such earlier date as may be required pursuant to the terms of any Offer Document) it is listed as a Swiss incorporated public limited company on the Official List of the Financial Services Authority (FSA) and its shares are admitted to trading on the Main Market of the London Stock Exchange (LSE).

20.11     Squeeze-out

As soon as reasonably practicable upon obtaining direct or indirect control of a sufficient number of Blue Shares to enable it to exercise a Squeeze-out in relation to the remaining Blue Shares, the Company shall (provided it has not at that time acquired the entire issued share capital of Blue) exercise the Squeeze-out and ensure that all Authorisations and procedures necessary to effect and complete the Squeeze-out of any Blue Shares not held by the Company are completed as soon as reasonably practicable and in any event within the time period allowed by Greek law.

20.12     Guarantees

(a)                            Upon the Company obtaining direct or indirect control of a sufficient number of Blue Shares to enable it to exercise a Squeeze-out in relation to the remaining Blue Shares, the Obligors shall use all reasonable endeavours to ensure that Blue, Blue Finance BV and Blue Finance PLC each accede to this Agreement as Additional Guarantors as soon as reasonably practicable and in any event by 30 June 2013.

(b)                           No Obligor shall amend its constitutional documents in a manner which could restrict or limit the ability of that Obligor to provide a guarantee in respect of the full amount of the Facility (except as required in accordance with the laws of its jurisdiction of incorporation).

20.13     Financial assistance

Each Obligor shall ensure that all payments between member of the Group and all guarantees issued by members of the Group under any Finance Document are made or created in compliance with any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital.

21.                           EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 21 is an Event of Default (save for Clause 21.13 (Acceleration)).

21.1                     Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)                                   its failure to pay is caused by administrative or technical error; and

(b)                                  payment is made within three Business Days of its due date.

21.2                     Other obligations

(a)                            An Obligor does not comply with any provision of the Finance Documents (other than that referred to in Clause 21.1 (Non-payment)).

(b)                           No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 21 days of the earlier of the Facility Agent giving notice to the Company or the Company becoming aware of the failure to comply.

21.3                     Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.4                     Cross default

(a)                            Any Financial Indebtedness of an Obligor or a Material Subsidiary is not paid when due nor within any originally applicable grace period.

(b)                           Any Financial Indebtedness of an Obligor or a Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                            Any commitment for any Financial Indebtedness of an Obligor or a Material Subsidiary is cancelled or suspended by a creditor of an Obligor or a Material Subsidiary as a result of an event of default (however described).

(d)                           Any creditor of an Obligor or a Material Subsidiary becomes entitled to declare any Financial Indebtedness of an Obligor or a Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

(e)                            No Event of Default will occur under paragraphs (a) to (d) of this Clause 21.4 above if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than €35,000,000 (or its equivalent in any other currency or currencies).

(f)                              An Event of Default (as defined in any Facility Agreement) occurs under any other Facility Agreement.

21.5                     Insolvency

(a)                            An Obligor or a Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)                           The value of the assets of an Obligor or a Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities) resulting in a state of affairs which renders that Obligor or Material Subsidiary insolvent under applicable local law.

(c)                            A moratorium is declared in respect of all or any substantial part of the indebtedness of an Obligor or a Material Subsidiary.

21.6                     Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)                                   the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor or Material Subsidiary (other than a solvent liquidation or reorganisation of an Obligor or a Material Subsidiary);

(b)                                  a composition, assignment or arrangement with any creditor of an Obligor or a Material Subsidiary;

(c)                                   the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrator, administrative receiver, trustee in bankruptcy, compulsory manager or other similar officer in respect of an Obligor or a Material Subsidiary or any of their respective assets; or

(d)                                  enforcement of any Security over any assets of an Obligor or any member of the Group, having an aggregate value of and in respect of indebtedness aggregating not less than €35,000,000 (or its equivalent in any other currency or currencies), or any analogous procedure or step is taken in any jurisdiction, provided that this Clause 21.6 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

21.7                     Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects the whole or any material part of the assets of an Obligor or a Material Subsidiary and is not discharged within 30 days.

21.8                     Ownership of the Obligors

(a)                            An Obligor or Material Subsidiary (other than the Company and Coca-Cola HBC Switzerland Ltd) is not or ceases to be a wholly-owned direct or indirect Subsidiary of Blue or the Company.

(b)                           Coca-Cola HBC Switzerland Ltd is not or ceases to be at least a 99.91 per cent. owned direct or indirect Subsidiary of Blue or the Company.

21.9                     Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents.

21.10               Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.11               Loss of Anchor or Key Bottler Status

(a)                            Blue loses its Anchor or Key Bottler Status (other than to the extent that the Company gains such status);

(b)                           If the Company gains Anchor or Key Bottler Status, the Company loses its Anchor or Key Bottler Status.

21.12               Tax Status

A notice under Section 36 of the Dutch 1990 Tax Collection Act (Invorderingswet 1990) has been given by any member of the Group.

21.13               Acceleration

On and at any time after the occurrence of an Event of Default the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)                                   cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)                                  declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)                                   declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

22.                           CHANGES TO THE LENDERS

22.1                     Assignments and transfers by the Lenders

(a)                            Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(i)                                      assign any of its rights; or

(ii)                                   transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)                           Any assignment or transfer by a Lender under this Clause 22 must be for the full amount thereof or in a minimum amount equal to €5,000,000.

22.2                     Conditions of assignment or transfer

(a)                            Subject to paragraph (b) below, the consent of the Company (acting reasonably) is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)                                      to another Lender;

(ii)                                   to an Affiliate of a Lender;

(iii)                                to a Related Fund of a Lender;

(iv)                               to, or in favour of, a central bank or federal reserve; or

(v)                                  made at a time when an Event of Default is continuing.

(b)                           The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time. The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(c)                            An assignment will only be effective on:

(i)                                      receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)                                   performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(d)                           A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(e)                            If:

(i)                                      a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                                   as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13.1 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (e) shall not apply:

(i)                                  in respect of an assignment or transfer made in the course of primary syndication of the Facility; or

(ii)                               in relation to Clause 12.2 (Tax gross up), to a Treaty Lender that has indicated that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph (a) of Clause 12.5 (HMRC DT Treaty Passport scheme confirmation) and has provided all relevant information pursuant to that paragraph (a) of Clause 12.5 (HMRC DT Treaty Passport scheme confirmation)if the Obligor making the payment has not complied with its obligations under paragraph (b) of Clause 12.5 (HMRC DT Treaty Passport scheme confirmation).

(f)                              Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

22.3                     Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of €3,000.

22.4                     Limitation of responsibility of Existing Lenders

(a)                            Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                      the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                                   the financial condition of any Obligor;

(iii)                                the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                               the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                           Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                      has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                                   will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                            Nothing in any Finance Document obliges an Existing Lender to:

(i)                                      accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)                                   support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

22.5                     Procedure for transfer

(a)                            Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                           The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                            On the Transfer Date:

(i)                                      to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                   each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                                the Facility Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)                               the New Lender shall become a Party as a “Lender”.

22.6                     Procedure for assignment

(a)                            Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)                           The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)                            On the Transfer Date:

(i)                                      the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)                                   the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)                                the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)                           Lenders may utilise procedures other than those set out in this Clause 22.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 22.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 22.2 (Conditions of assignment or transfer).

22.7                     Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)                                   any charge, assignment or other Security to secure obligations to a federal reserve, European Central Bank or other central bank; and

(b)                                  in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representative of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)                                  release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)                               require any payments to be made by an Obligor, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

A Lender shall notify the Facility Agent if they charge, assign, or otherwise create Security pursuant to this Clause 22.7 in or over all or any of its rights under any Finance Document to secure obligations of that Lender, provided that there is no obligation to so notify the Facility Agent if that Lender is prohibited from doing so by requirements of confidentiality.

23.                           DEBT PURCHASE TRANSACTIONS

23.1                     Prohibition on Debt Purchase Transactions

No Obligor shall, and each Obligor shall ensure that no member of the Group shall, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company or other entity that is a Lender or a party to a Debt Purchase Transaction.

24.                           CHANGES TO THE OBLIGORS

24.1                    Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2                     Additional Borrowers

(a)                            Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.7 (“Know your customer” checks), the Company may request that any of its Subsidiaries becomes an Additional Borrower (or, in the case of Blue Finance BV, the Original Borrower). That Subsidiary shall become a Borrower if:

(i)                                      other than in the case of Blue Finance BV, such Subsidiary is a wholly owned Subsidiary of the Company and all the Lenders approve the addition of that Subsidiary;

(ii)                                   in the case of Blue Finance BV, the Offer Period has ended and the Company has obtained and holds Blue Shares carrying at least 57.5% of the voting rights in respect of Blue Shares and Blue Finance BV is a wholly owned Subsidiary of Blue or the Company;

(iii)                                the Company and the Subsidiary delivers to the Facility Agent a duly completed and executed Accession Letter;

(iv)                               the Subsidiary is (or becomes) a Guarantor prior to or at the same time as becoming a Borrower;

(v)                                  the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming a Borrower; and

(vi)                               the Facility Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent) in relation to that Borrower, each in form and substance satisfactory to the Facility Agent.

(b)                           The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent).

(c)                            Upon becoming a Borrower that Subsidiary shall make any filings (and provide copies of such filings) as required by and in accordance with Clause 12 (Tax gross up and indemnities).

24.3                     Resignation of a Borrower

(a)                            The Company may request that a Borrower (other than the Original Borrower) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(b)                           The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)                                      no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)                                   such Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(iii)                                where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 24.5 (Resignation of a Guarantor) its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect and the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed this is the case), whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

24.4                     Additional Guarantors

(a)                            Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.7 (“Know your customer” checks), the Company may request that any of its Subsidiaries becomes an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)                                      other than in the case of Blue, Blue Finance BV or Blue Finance PLC, it is a wholly owned Subsidiary of the Company;

(ii)                                   in the case of Blue, the Company owns at least 57.5% of the voting rights in respect of Blue Shares;

(iii)                                in the case of Blue Finance BV or Blue Finance PLC, it is a wholly owned Subsidiary of Blue and the Company owns at least 57.5% of the voting rights in respect of Blue Shares;

(iv)                               the Company and the Subsidiary delivers to the Facility Agent a duly completed and executed Accession Letter; and

(v)                                  the Facility Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

(b)                           The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent).

24.5                     Resignation of a Guarantor

(a)                            The Company may request that a Guarantor ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.

(b)                           The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)                                      the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)                                   no payment is due from such Guarantor;

(iii)                                where that Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower in accordance with Clause 24.3 (Resignation of a Borrower); and

(iv)                               all the Lenders have consented to the Company’s request,

whereupon that company shall cease to by a Guarantor and shall have no further rights or obligations under the Finance Documents.

24.6                     Repetition of representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations and each of the representations set out in Clauses 18.5 (Validity and admissibility in evidence), 18.7 (Deduction of Tax), 18.8 (No filing or stamp taxes), 18.15 (Dutch works council), 18.18 (Ownership of Obligors), 18.19 (Dutch FSA), 18.20 (Tax Status) and 18.22 (US Margin Regulations) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.                           CONFIDENTIALITY

25.1                     Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 25.2 (Disclosure of Confidential Information) and Clause 25.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

25.2                     Disclosure of Confidential Information

Any Finance Party may disclose:

(a)                                   to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)                                  to any person:

(i)                                  to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)                               with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)                            appointed by any Finance Party or by a person to whom sub-paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 26.14 (Relationship with the Lenders));

(iv)                           who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (b)(i) or (b)(ii) above;

(v)                              to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)                           to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.7 (Security over Lenders’ rights);

(vii)                        to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)                     who is a Party; or

(ix)                             with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)                           in relation to sub-paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)                             in relation to sub-paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)                             in relation to sub-paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)                                   to any person appointed by that Finance Party or by a person to whom sub-paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)                                  to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.

25.3                     Disclosure to numbering service providers

(a)                            Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)                                      names of Obligors;

(ii)                                   country of domicile of Obligors;

(iii)                                place of incorporation of Obligors;

(iv)                               date of this Agreement;

(v)                                  the names of the Facility Agent and the Arranger;

(vi)                               date of each amendment and restatement of this Agreement;

(vii)                            amount of Total Commitments;

(viii)                         currencies of the Facility;

(ix)                                 type of Facility;

(x)                                    ranking of the Facility;

(xi)                                 Termination Date;

(xii)                              changes to any of the information previously supplied pursuant to sub-paragraphs (i) to (x) above; and

(xiii)                           such other information agreed between such Finance Party and the Company,

for the sole purpose of enabling such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)                           The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)                            Each Obligor represents that none of the information set out in sub-paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)                           The Facility Agent shall notify the Company and the other Finance Parties of:

(i)                                      the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)                                   the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

25.4                     Entire agreement

This Clause 25 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

25.5                     Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

25.6                     Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)                                   of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (b)(v) of Clause 25.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)                                  upon becoming aware that Confidential Information has been disclosed in breach of this Clause 25.

25.7                     Continuing obligations

The obligations in this Clause 25 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)                                   the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)                                  the date on which such Finance Party otherwise ceases to be a Finance Party.

SECTION 10

THE FINANCE PARTIES

26.                           ROLE OF THE FACILITY AGENT AND THE ARRANGER

26.1                     Appointment of the Facility Agent

(a)                            Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)                           Each other Finance Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2                     Duties of the Facility Agent

(a)                            Subject to paragraph (b) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)                           Paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(c)                            Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)                           If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)                            If the Facility Agent is aware of any Default arising under Clause 21.1 (Non-payment) it shall promptly notify the other Finance Parties.

(f)                              The Facility Agent shall provide to the Company within 10 Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents.

(g)                           The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3                     Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4                     No fiduciary duties

(a)                            Nothing in this Agreement constitutes the Facility Agent or the Arranger as a trustee or fiduciary of any other person.

(b)                           Neither the Facility Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5                     Business with the Group

The Facility Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6                     Rights and discretions of the Facility Agent

(a)                            The Facility Agent may rely on:

(i)                                      any representation, notice or document believed by it to be genuine, correct and appropriately authorised ; and

(ii)                                   any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                           The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                                      no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)                                   any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)                                any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                            The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                           The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)                            The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                              Without prejudice to the generality of paragraph (e) above, the Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)                          Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)                           The Facility Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Facility Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 10.2 (Market disruption).

26.7                     Majority Lenders’ instructions

(a)                            Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)                           Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)                            The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                           In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                            The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8                     Responsibility for documentation

Neither the Facility Agent nor the Arranger:

(a)                                   is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Package;

(b)                                  is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)                                   is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9                     Exclusion of liability

(a)                            Without limiting paragraph (b) below, the Facility Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                           No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause.

(c)                            The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)                           Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arranger.

26.10               Lenders’ indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11               Resignation of the Facility Agent

(a)                            The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company.

(b)                           Alternatively the Facility Agent may resign by giving 30 days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Facility Agent.

(c)                            If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent (after consultation with the Company) may appoint a successor Facility Agent.

(d)                           The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)                            The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                              Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                           After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

26.12               Replacement of the Facility Agent

(a)                            After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Facility Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a successor Facility Agent.

(b)                           The retiring Facility Agent shall (at its own cost if it is an Impaired Facility Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(c)                            The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).

(d)                           Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.13               Confidentiality

(a)                            In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                           If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)                            Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arranger is obliged to disclose to any other person (i) any Confidential Information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

26.14               Relationship with the Lenders

(a)                            The Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)                                      entitled to or liable for any payment due under any Finance Document on that day; and

(ii)                                   entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days prior written notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                           Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

(c)                            Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 31.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and sub-paragraph (a)(iii) of Clause 31.6 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.15               Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                   the financial condition, status and nature of each member of the Group;

(b)                                  the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                   whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                  the adequacy, accuracy and/or completeness of the Information Package and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.16               Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.17               Facility Agent’s Management Time

Any amount payable to the Facility Agent under Clause 14.3 (Indemnity to the Facility Agent), Clause 16 (Costs and expenses) and Clause 26.10 (Lenders’ indemnity to the Facility Agent) shall include the cost of utilising the Facility Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Facility Agent under Clause 11 (Fees).

26.18               Deduction from amounts payable by the Facility Agent

(a)                            If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.                           CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                   interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                  oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                   oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.                           SHARING AMONG THE FINANCE PARTIES

28.1                     Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)                                   the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)                                  the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)                                   the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.6 (Partial payments).

28.2                     Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 29.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

28.3                     Recovering Finance Party’s rights

On a distribution by the Facility Agent under Clause 28.2 (Redistribution of payments), of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

28.4                     Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                   each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)                                  as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

28.5                     Exceptions

(a)                            This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)                           A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                      it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                                   that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

29.                           PAYMENT MECHANICS

29.1                     Payments to the Facility Agent

(a)                            On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                           Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre in a Participating Member State or London) with such bank as the Facility Agent specifies.

29.2                     Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback), be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London).

29.3                     Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4                     Clawback

(a)                            Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                           If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

29.5                     Impaired Facility Agent

(a)                            If, at any time, the Facility Agent becomes an Impaired Facility Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 29.1 (Payments to the Facility Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)                           All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)                            A Party which has made a payment in accordance with this Clause 29.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)                           Promptly upon the appointment of a successor Facility Agent in accordance with Clause 26.12 (Replacement of the Facility Agent), each Party which has made a payment to a trust account in accordance with this Clause 29.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with Clause 29.2 (Distributions by the Facility Agent).

(e)                            In the event that a trust account is opened in accordance with paragraph (a) above, any Obligor or Lender that makes a payment into the trust account must first notify the Party or Parties beneficially entitled to that payment under the Finance Documents, of the account to which the payments are going to be made.

29.6                     Partial payments

(a)                            If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                                      first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent or the Arranger under the Finance Documents;

(ii)                                   secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                                thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                               fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                           The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (a)(ii) to (a)(iv) above.

(c)                            Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.7                     No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.8                     Business Days

(a)                            Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                           During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.9                     Currency of account

(a)                            Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                           A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)                            Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                           Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                            Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.10               Change of currency

(a)                            Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                      any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (acting reasonably and after consultation with the Company); and

(ii)                                   any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably and after consultation with the Company).

(b)                          If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.                           SET-OFF

While an Event of Default is continuing a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance

Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.                           NOTICES

31.1                     Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2                     Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                   in the case of any original Party to this Agreement, that identified with its name below;

(b)                                  in the case of each other Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)                                   in the case of the Facility Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

31.3                     Delivery

(a)                            Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                      if by way of fax, when received in legible form; or

(ii)                                   if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)                           Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)                            All notices from or to an Obligor shall be sent through the Facility Agent.

(d)                           Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)                            Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

31.4                     Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

31.5                     Communication when Facility Agent is Impaired Facility Agent

If the Facility Agent is an Impaired Facility Agent:

(a)                                   the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Facility Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly; and

(b)                                  the Company must disclose the list of Lenders (but not Commitments) received by it under paragraph (f) of Clause 26.2 (Duties of the Facility Agent) to each of the Lenders.

This provision shall not operate after a replacement Facility Agent has been appointed.

31.6                     Electronic communication

(a)                            Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(i)                                      agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                                   notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                                notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)                           Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

(c)                            Any communication or document which becomes effective, in accordance with paragraphs (a) or (b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

31.7                    English language

(a)                            Any notice given under or in connection with any Finance Document must be in English.

(b)                           All other documents provided under or in connection with any Finance Document must be:

(i)                                      in English; or

(ii)                                   if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.                           CALCULATIONS AND CERTIFICATES

32.1                     Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2                     Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3                     Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.                           PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.                           REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.                           AMENDMENTS AND WAIVERS

35.1                     Required consents

(a)                          Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)                         The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2                     Exceptions

(a)                            An amendment or waiver that has the effect of changing or which relates to:

(i)                                      the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                                   an extension to the date of payment of any amount under the Finance Documents;

(iii)                                a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                               an increase in or an extension of any Commitment or any requirement that a repayment, prepayment or cancellation of Commitments reduces the Commitments of Lenders rateably;

(v)                                  a change to the Borrowers or Guarantors other than in accordance with Clause 24 (Changes to the Obligors);

(vi)                               any provision which expressly requires the consent of all the Lenders;

(vii)                            Clause 2.3 (Finance Parties’ rights and obligations), Clause 22 (Changes to the Lenders), Clause 28 (Sharing among the Finance Parties) or this Clause 35;

(viii)                         any extension of the Availability Period,

shall not be made without the prior consent of all the Lenders.

(b)                           An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Facility Agent or, as the case may be, the Arranger.

(c)                            If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within 15 Business Days (unless the Company and the Facility Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.

35.3                     Disenfranchisement of Defaulting Lenders

(a)                            For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)                           For the purposes of this Clause 35.3, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)                                      any Lender which has notified the Facility Agent that it has become a Defaulting Lender; and

(ii)                                   any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraph (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

35.4                     Replacement of Lender

(a)                            The Company may, at any time a Lender has become and continues to be a Defaulting Lender, an Increased Costs Lender or a Non-Consenting Lender, by giving five Business Days’ prior written notice to the Facility Agent and such Lender replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which (unless the Facility Agent is an Impaired Facility Agent) is acceptable to the Facility Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)                           Any transfer of rights and obligations of a Defaulting Lender, Increased Costs Lender or Non-Consenting Lender pursuant to this Clause shall be subject to the following conditions:

(i)                                      without prejudice to paragraph (a) of Clause 26.12 (Replacement of the Facility Agent), the Company shall have no right to replace the Facility Agent;

(ii)                                   neither the Facility Agent nor any Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)                                in the case of a Defaulting Lender or Increased Costs Lender, the transfer must, subject to paragraph (d) below, take place no later than five Business Days after the notice referred to in paragraph (a) above;

(iv)                               in the case of a Non-Consenting Lender, the transfer must take place no later than 30 Business Days after the date the Non-Consenting Lender notifies the Company and the Facility Agent of its being a Non-Consenting Lender; and

(v)                                  in no event shall the Defaulting Lender, Increased Costs Lender or Non-Consenting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the such Lender pursuant to the Finance Documents.

(c)                            In the event that:

(i)                                      the Company or the Facility Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)                                   the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)                                Lenders whose Commitments aggregate more than 80 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 80 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

(d)                           if the Facility Agent has not executed the Transfer Certificate or Assignment Agreement in relation to such transfer within five Business Days of the notice referred to in paragraph (a) above due to the Facility Agent not being satisfied with all necessary “know your customer” or similar checks referred to in paragraph (b) of Clause 22.5 (Procedure for transfer), then the transfer must take place within one Business Day of the date on which the Facility Agent notifies the Company and the relevant Lender that it is satisfied with all such necessary “know your customer” or similar checks.

36.                           COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

37.                           GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

38.                           ENFORCEMENT

38.1                     Jurisdiction

(a)                            The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)                           The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                            This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2                     Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(a)                                   irrevocably appoints Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)                                  agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL OBLIGORS

Name of Original Guarantor	Jurisdiction of incorporation	Registration number (or equivalent, if any)

COCA-COLA HBC AG	Switzerland	CH-170.3.037.199-9

PART II

THE ORIGINAL LENDERS

Name of Original Lender	Commitments (€)

CITIBANK, N.A., LONDON BRANCH	166,666,667

CREDIT SUISSE AG, LONDON BRANCH	166,666,666

ING BANK N.V., DUBLIN BRANCH	166,666,667

PART III

THE MATERIAL SUBSIDIARIES

Coca-Cola HBC Italia S.r.l.

Coca-Cola HBC Switzerland Ltd

Coca-Cola HBC Polska sp.zo.o.

Coca-Cola HBC Romania Ltd

Nigerian Bottling Company plc

LLC Coca-Cola HBC Eurasia

Coca-Cola HBC Greece SAIC

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

DOCUMENTARY CONDITIONS PRECEDENT

1.                                 Original Obligors

(a)                            A copy of the constitutional documents of the Company, including (i) a certified extract from the relevant commercial registry pertaining to the Company and (ii) a certified copy of the articles of association (Statuts) of the Company permitting the Company to provide a guarantee in respect of the full amount of the Facility.

(b)                           A copy of a resolution of the board of directors of the Company:

(i)                                      approving the terms of, and the transactions contemplated by, the Finance Documents to which it is or will be a party and resolving that it execute the Finance Documents to which it is or will be a party;

(ii)                                   authorising a specified person or persons to execute the Finance Documents to which it is or will be a party on its behalf; and

(iii)                                authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is or will be a party.

(c)                            A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)                           A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on the Company to be exceeded.

(e)                            A certificate of an authorised signatory of the Company certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                 Legal opinions

(a)                            A legal opinion of Linklaters LLP, legal advisers to the Arranger and the Facility Agent in England in relation to this Agreement.

(b)                           A legal opinion of Bar & Karrer, legal advisers to the Company in Switzerland in relation to the Company.

3.                                 Transaction Documents

A copy of each of the following Finance Documents executed and delivered by each of the parties thereto:

(i)                                      this Agreement;

(ii)                                   each of the other Facility Agreements;

(iii)                                the Syndication Letter;

(iv)                               a Fee Letter between the Company and the Facility Agent in relation to the Facility Agreements;

(v)                                  a Fee Letter between the Company and the Arranger in relation to the Facility Agreements.

4.                                 Offer Documents

(a)                            A copy of the Press Release announcing the Offer in the agreed form.

(b)                           Evidence that the board of directors of Blue has made a preliminary recommendation to the holders of Blue Shares and Blue ADRs to accept the Offer.

5.                                 Company information

(a)                            The Original Financial Statements in relation to Blue.

(b)                           The Local Facilities List.

(c)                            A certified copy of each of the following documents:

(i)                                      the Financial Model in the agreed form; and

(ii)                                   the Funds Flow Statement in agreed form.

6.                                 Other documents and evidence

(a)                            Evidence that any process agent appointed by the Company in relation to the Finance Documents has accepted its appointment.

(b)                           Confirmation that the Facility Agent and each Lender has carried out and is satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated by the Finance Documents.

PART II

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.                                 Blue Finance BV having acceded as the Original Borrower.

2.                                 Each of Blue, Blue Finance BV and Blue Finance PLC having acceded as an Additional Guarantor.

3.                                 A certificate of the Company (signed by an authorised signatory and dated the first Utilisation Date) confirming:

(a)                                   the Unconditional Date has occurred (and attaching a copy of any announcement (if any is made) to that effect);

(b)                                  the Offer Period has ended and each Settlement Date has occurred in accordance with the terms of the Offer Document;

(c)                                   the Company has obtained and holds an amount of Blue Shares carrying at least 57.5% of the voting rights in respect of Blue Shares (including all those Blue Shares and Blue ADRs previously held by Kar-Tess);

(d)                                  all Blue Shares and Blue ADRs previously held by Kar-Tess have been transferred to the Company in exchange for shares in the Company (and no cash consideration has or will be paid in respect of those Blue Shares or Blue ADRs), such that those Blue Shares and Blue ADRs previously held by Kar-Tess are held and owned by the Company;

(e)                                   the Company is listed as a Swiss incorporated public limited company on the Official List of the Financial Services Authority (FSA) and with its shares admitted to trading on the Main Market of the London Stock Exchange (LSE);

(f)                                     all competition, regulatory, shareholder and other applicable clearances, approvals and Authorisations necessary or desirable in connection with the Transaction and the Offer have been obtained (and attaching copies of any such clearance, approval and Authorisation); and

(g)                                  in relation to any existing Financial Indebtedness of any member of the Group (including, without limitation, the MTN Programme and other bank debt, but excluding the Existing RCF), the Transaction will not trigger any change of control provisions (which have not been amended or waived) and that such Financial Indebtedness will remain in place immediately following completion of the Offer and the Transaction.

4.                                 Utilisation Requests relating to any Loan to be made on the first Utilisation Date.

5.                                Payment of all fees, costs and expenses then due pursuant to the Finance Documents or in connection with the Facility or evidence that all such fees, costs and expenses will be paid together with first utilisation of the Facility.

PART III

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1.                                 An Accession Letter, duly executed by the Additional Obligor and the Company.

2.                                 A copy of the constitutional documents of the Additional Obligor (which shall not restrict or limit the ability of that Additional Obligor to provide a guarantee in respect of the full amount of the Facility (except as required in accordance with the laws of its jurisdiction of incorporation)).

3.                                 A copy of a resolution of the board of directors of the Additional Obligor:

(a)                                   approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents to which it is or will be a party and resolving that it execute the Accession Letter and any Finance Documents to which it is or will be a party;

(b)                                  authorising a specified person or persons to execute the Accession Letter and any Finance Documents to which it is or will be a party on its behalf;

(c)                                   authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to a Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is or will be a party;

(ii)                                   authorising the Company to act as its agent under and in connection with the Finance Documents; and

(iii)                                if applicable, appointing one or more authorised persons to represent the relevant Additional Obligor in the event of a conflict of interest or confirming that no such person has been appointed.

In the case of Blue or any person established or incorporated in the Hellenic Republic of Greece acceding as an Additional Obligor, the resolution of the board of directors referred to in this paragraph 3 shall also be required to meet the requirements of article 16a of Codified Law 2190/1920 on societies anonymes.

4.                                 If required or customary under local law, a copy of a resolution passed by the requisite number of holders of the issued shares of the Additional Obligor, approving the resolutions referred to in paragraph 3 above and terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents to which the Additional Obligor is or will be a party.

In the case of Blue or any person established or incorporated in the Hellenic Republic of Greece acceding as an Additional Obligor, such resolution referred to in this paragraph 4 shall also be required to meet the requirements of article 16a of Codified Law 2190/1920 on societies anonymes.

5.                                 A specimen of the signature of each person authorised by the resolutions referred to in paragraph 3 above.

6.                                 A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

7.                                 A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part III of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.                                 In relation to each Additional Obligor organised under the laws of Switzerland or treated as resident in Switzerland for Swiss Tax purposes:

(a)                                   a certified extract from the relevant commercial registry pertaining to it; and

(b)                                  a certified copy of its articles of association (Statuts) permitting it to grant guarantees.

9.                                 In relation to each Additional Obligor incorporated in the Netherlands:

(i)                                      an up-to-date extract from the Dutch trade register (handelsregister) relating to it;

(ii)                                   a copy of a resolution of its general meeting of shareholders:

(A)                           approving the execution of, and the terms of, and the transactions contemplated by, the Finance Documents; and

(B)                             appointing one or more authorised persons to represent the relevant Dutch Obligor in the event of a conflict of interest or confirming that no such person has been appointed;

(iii)                                a copy of a resolution of its board of supervisory directors (if any):

(A)                           approving its execution and the terms of, and the transactions contemplated by, the Finance Documents; and

(B)                             appointing one or more authorised persons to represent the relevant Dutch Obligor in case of a conflict of interest or confirming that no such person has been appointed; and

(iv)                               evidence of positive advice of any works council which has advisory rights in respect of the entry into and performance of the transactions contemplated in the Finance Documents.

10.                           A legal opinion of the legal advisers to the Additional Obligor in the jurisdiction in which that Additional Obligor is incorporated.

11.                           Evidence satisfactory to the Facility Agent that the Additional Obligor has complied with any law in any relevant jurisdiction relation to financial assistance or analogous process.

12.                          Evidence that any process agent in relation to the Finance Documents has accepted its appointment in relation to the proposed Additional Obligor.

13.                           Confirmation that the Facility Agent and each Lender has carried out and is satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated by the Finance Documents in relation to that Additional Obligor.

14.                           Other than in the case of an Additional Obligor incorporated in Greece, the Netherlands or the United Kingdom, a copy of any other Authorisation or other document, opinion or assurance specified by the Facility Agent which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

SCHEDULE 3

REQUESTS

PART I

UTILISATION REQUEST

From:      [Company] and [Borrower]

To:          [Facility Agent]

Dated:

Dear Sirs

[COMPANY] - €500,000,000 Bond Bridge Facility Agreement
dated [                   ] (the “Agreement”)

1.                                 We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                 We wish to borrow a Loan on the following terms:

Borrower:	[ ]

Proposed Utilisation Date:	[ ] or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.                                 We confirm that:

(a)                                        each condition specified in Clause 4.1 (Initial Conditions Precedent) and Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request;

(b)                                       [no Default or Change of Control is continuing or would result from the proposed Loan]; and

(c)                                        the proposed Loan is to be made for the purposes of [insert proposed purpose and identify the relevant sub-paragraph of Clause 3.1 (Purpose)].

4.                                 The proceeds of this Loan should be credited to [account].

5.                                 This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for [Company]	authorised signatory for [Relevant Borrower]

PART II

SELECTION NOTICE

APPLICABLE TO A LOAN

From:      [Company] and [Borrower]

To:          [Facility Agent]

Dated:

Dear Sirs

[COMPANY] - €500,000,000 Bond Bridge Facility Agreement

dated [                   ] (the “Agreement”)

1.                                 We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.                                 We refer to the following Loan[s] in Euro with an Interest Period ending on [                   ].(1)

3.                                 We request that the above Loan[s] be divided into [                   ] Loans with the following Base Currency Amounts and Interest Periods:(2)

or

We request that the next Interest Period for the above Loan[s] is [                   ].(3)

4.                                 This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for [Company]	authorised signatory for [Relevant Borrower]

(1)          Insert details of all Loans which have an Interest Period ending on the same date.

(2)          [Use this option if division of Loans is requested.

(3)          Use this option if sub-division is not required.]

SCHEDULE 4

MANDATORY COST FORMULAE

1.                                 The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                 On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                 The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                 The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

per cent. per annum.

Where:

A                                           is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                                             is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 8.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C                                             is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                                            is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E                                              is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                 For the purposes of this Schedule:

(a)                                   “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                  “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                                   “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                                  “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                 In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.                                 If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.                                 Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)                                   its jurisdiction of incorporation and the jurisdiction of its Facility Office; and

(b)                                  any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.                                 The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.                           The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                           The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                           Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.                           The Facility Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:          [                   ] as Facility Agent

From:      [                   ] (the “Existing Lender”) and [                   ] (the “New Lender”)

Dated:

COCA-COLA HBC AG - €500,000,000 Bond Bridge Facility Agreement
dated [                   ] (the “Agreement”)

1.                                 We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                                 We refer to Clause 22.5 (Procedure for transfer):

(a)                                   The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for transfer).

(b)                                  The proposed Transfer Date is [                   ].

(c)                                   The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.                                 The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

4.                                 The New Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is:

(a)                                   [a Qualifying Lender (other than a Treaty Lender);]

(b)                                  [a Treaty Lender;]

(c)                                   [not a Qualifying Lender].(4)

5.                                 [The New Lender confirms (for the benefit of the Facility Agent and without liability to any Obligor) that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [                   ]) and is tax resident in [                   ](5), so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Company that:

(a)                                   each Borrower which is a Party as a Borrower as at the Transfer Date must, to the extent that the New Lender becomes a Lender under the Facility which is made available to that Borrower, make an application to HM Revenue & Customs under form DTTP2 within 30 days of the Transfer Date; and

(4)          Delete as applicable — each New Lender is required to confirm which of these three categories it falls within.

(5)          Insert jurisdiction of tax residence.

(b)                                  each Borrower which becomes a Borrower after the Transfer Date must, to the extent that the New Lender is a Lender under the Facility which is made available to that Borrower, make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming a Borrower.(6)]

6.                                 The New Lender confirms that it is not a member of the Group or owned (in whole or in part) by any member of the Group.

7.                                 This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

8.                                 This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.                                 This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

(6)          This confirmation must be included if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender ]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [                   ].

[Facility Agent]

By:

SCHEDULE 6

FORM OF ASSIGNMENT AGREEMENT

To:                              [                   ] as Facility Agent and [Company] for and on behalf of each Obligor

From:      [                   ] (the “Existing Lender”) and [                   ] (the “New Lender”)

Dated:

COCA-COLA HBC AG - €500,000,000 Bond Bridge Facility Agreement
dated [                   ] (the “Agreement”)

1.                                 We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.                                 We refer to Clause 22.6 (Procedure for assignment):

(a)                                   The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement as specified in the Schedule.

(b)                                  The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement specified in the Schedule.

(c)                                   The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.(7)

3.                                 The proposed Transfer Date is [                   ].

4.                                 On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.                                 The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

6.                                 The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

7.                                The New Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is:

(a)                                   [a Qualifying Lender (other than a Treaty Lender);]

(b)                                  [a Treaty Lender;]

(c)                                   [not a Qualifying Lender].(8)

(7)          If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 2(c).

(8)          Delete as applicable — each New Lender is required to confirm which of these three categories it falls within.

8.                                 [The New Lender confirms (for the benefit of the Facility Agent and without liability to any Obligor) that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [                   ]) and is tax resident in [                   ](9), so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Company that:

(a)                                   each Borrower which is a Party as a Borrower as at the Transfer Date must, to the extent that the New Lender becomes a Lender under the Facility which is made available to that Borrower, make an application to HM Revenue & Customs under form DTTP2 within 30 days of the Transfer Date; and

(b)                                  each Borrower which becomes a Borrower after the Transfer Date must, to the extent that the New Lender is a Lender under the Facility which is made available to that Borrower, make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming a Borrower.(10)]

9.                                 Upon completion and delivery to the Facility Agent and the Company in accordance with Clause 22.6 (Procedure for assignment), this Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

10.                           The New Lender confirms that it is not a member of the Group or owned (in whole or in part) by any member of the Group.

11.                           This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

12.                           This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

13.                           This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

(9)          Insert jurisdiction of tax residence.

(10)    This confirmation must be included if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [                   ].

Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.

[Facility Agent]

By:

SCHEDULE 7

FORM OF INCREASE CONFIRMATION(11)

To:          [                   ] as Facility Agent

From:      [                   ] (the “Increase Lender”)

Dated:

COCA-COLA HBC AG - €500,000,000 Bond Bridge Facility Agreement

dated [                   ] (the “Agreement”)

1.                                 We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.                                 We refer to Clause 2.2 (Increase):

(a)                                   The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment, rights and obligations referred to in the Schedule (the “Increase Commitment”) as if it were an Original Lender under the Agreement.

(b)                                  The proposed date on which the increase in relation to the Increase Lender and the Increase Commitment is to take effect (the “Increase Date”) is [                   ].

(c)                                   On the Increase Date the Increase Lender becomes a party to the Finance Documents as a Lender.

(d)                                  The Facility Office and address, fax number and attention details for notices of the Increase Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.                                 The Increase Lender expressly acknowledges the limitations on the Lender’s obligations set out in paragraph (e) of Clause 2.2 (Increase).

4.                                 The Increase Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is:

(a)                                   [a Qualifying Lender (other than a Treaty Lender);]

(b)                                  [a Treaty Lender;]

(c)                                   [not a Qualifying Lender].(12)

5.                                 [The Increase Lender confirms (for the benefit of the Facility Agent and without liability to any Obligor) that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [                   ]) and is tax resident in [                      ](13), so that interest payable to it by

(11)         If the value of the rights acquired by the Increase Lender or the consideration to be paid by the Increase Lender, is less than EUR 100,000 (or the then applicable threshold amount), the Facility Agent and the Existing Lender should seek confirmation from Dutch counsel that the transfer will not contravene Section 3:5 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

(12)         Delete as applicable — each Increase Lender is required to confirm which of these three categories it falls within.

(13)         Insert jurisdiction of tax residence.

borrowers is generally subject to full exemption from UK withholding tax and notifies the Company that:

(a)                                   each Borrower which is a Party as a Borrower as at the Transfer Date must, to the extent that the New Lender becomes a Lender under the Facility which is made available to that Borrower, make an application to HM Revenue & Customs under form DTTP2 within 30 days of the Transfer Date; and

(b)                                  each Borrower which becomes a Borrower after the Transfer Date must, to the extent that the New Lender is a Lender under the Facility which is made available to that Borrower, make an application to HM Revenue & Customs under form DTTP2 within 30 days of becoming a Borrower.(14)]

6.                                 The Increase Lender confirms that it is not a member of the Group or owned (in whole or in part) by any member of the Group.

7.                                 This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

8.                                 This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.                                 This Increase Confirmation has been entered into on the date stated at the beginning of this Transfer Certificate.

(14)         This confirmation must be included if the Increase Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Increase Lender]

This Increase Confirmation is accepted by the Facility Agent for the purposes of the Agreement and the Increase Date is confirmed as [                       ].

[Facility Agent]

By:

SCHEDULE 8

FORM OF ACCESSION LETTER

To:          [                   ] as Facility Agent

From:      [Subsidiary] and [Company]

Dated:

Dear Sirs

COCA-COLA HBC AG - €500,000,000 Bond Bridge Facility Agreement

dated [                   ] (the “Agreement”)

1.                                 We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.                                 [Subsidiary] agrees to become an [Original/Additional] [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an [Original/Additional] [Borrower]/[Guarantor] pursuant to [Clause 24.2 (Additional Borrowers)]/[Clause 24.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.                                 [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.                                 We confirm that no Default is continuing or would result from the acceptance of this request.

5.                                 This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Accession Letter has been executed and delivered as a deed on the date stated at the beginning of this Accession Letter.

EXECUTED AND DELIVERED AS A DEED

[Company]

EXECUTED AND DELIVERED AS A DEED

[Subsidiary]

SCHEDULE 9

FORM OF RESIGNATION LETTER

To:          [                   ] as Facility Agent

From:      [resigning Obligor] and [Company]

Dated:

Dear Sirs

COCA-COLA HBC AG - €500,000,000 Bond Bridge Facility Agreement

dated [                   ] (the “Agreement”)

1.                                 We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.                                 Pursuant to [Clause 24.3 (Resignation of a Borrower)]/[Clause 24.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a Borrower/Guarantor under the Agreement.

3.                                 We confirm that:

(a)             no Default is continuing or would result from the acceptance of this request;

(b)                                       [the resigning Obligor] is under no actual or contingent obligations as Borrower under any Finance Document;

(c)                                        no payment is due from [the resigning Obligor];

(d)                                       [the resigning Obligor] is not a guarantor or borrower or issuer of any other Financial Indebtedness;

(e)             [others TBC].

4.                                 This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Resignation Letter has been executed and delivered as a deed on the date stated at the beginning of this Resignation Letter.

EXECUTED AND DELIVERED AS A DEED

[Company]

EXECUTED AND DELIVERED AS A DEED

[Subsidiary]

SCHEDULE 10

FORM OF COMPLIANCE CERTIFICATE

To:          [                   ] as Facility Agent

From:      [Company] and [Borrower]

Dated:

Dear Sirs

COCA-COLA HBC AG - €500,000,000 Bond Bridge Facility Agreement

dated [                   ] (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

1.                                 We confirm that:

(a)                                   as at the date of this Compliance Certificate, the following are Material Subsidiaries [•];

(b)                                  no Default is continuing;(15)

(c)                                   no event or circumstance constituting non-satisfaction of a condition to the making of any Loan under Clause 4.2 (Further conditions precedent) has occurred;

Signed:	Signed:

Director of [Company]	Director of [Company]

Signed:	Signed:

Director of [Borrower]	Director of [Borrower]

[insert applicable certification language]

for and on behalf of

name of auditors of [COMPANY]

(15)         If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 11

TIMETABLES

Loans in Euro

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	D – 3 3:00 p.m.

Facility Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	D – 2 9:30 a.m.

EURIBOR is fixed	Quotation Day as of 11:00 a.m.

“D — ” refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

BOND BRIDGE FACILITY AGREEMENT EXECUTION PAGES

The Company

COCA-COLA HBC AG

By:	Ryan Rudolph	Patrick K. Oesch	/s/ Ryan Rudolph /s/ Patrick K. Oesch
	Director	Director

Address: Baarerstr. 14 6300 Zoug Switzerland

Fax No: +41 58 263 5613

Attention: Mr Urs Kägi

Original Guarantor

COCA-COLA HBC AG

By:	Ryan Rudolph	Patrick K. Oesch	/s/ Ryan Rudolph /s/ Patrick K. Oesch
	Director	Director

Address: Baarerstr. 14 6300 Zoug Switzerland

Fax No: +41 58 263 5613

Attention: Mr Urs Kägi

Arrangers

CITIGROUP GLOBAL MARKETS LIMITED

By:	Andrew Mason		/s/ Andrew Mason
Vice President

CREDIT SUISSE AG, LONDON BRANCH

By:	Christopher M. Tuffey	Nishan Srinivasan	/s/ Christopher M. Tuffey /s/ Nishan Srinivasan
	Managing Director	Managing Director

ING BANK N.V.

By:	Rogier de Jonge	Jan Doekele Dijkstra	/s/ Rogier de Jonge /s/ Jan Doekele Dijkstra
	Director Event	Managing Director
	Finance	Event Finance

Original Lenders

CITIBANK, N.A., LONDON BRANCH

By:	Andrew Mason		/s/ Andrew Mason
Vice President

CREDIT SUISSE AG, LONDON BRANCH

By:	Christopher M. Tuffey	Nishan Srinivasan	/s/ Christopher M. Tuffey /s/ Nishan Srinivasan
	Managing Director	Managing Director

ING BANK N.V., DUBLIN BRANCH

By:	Maurice Kenny	Aidan Neill	/s/ Maurice Kenny /s/ Aidan Neill
	Director	Director

Facility Agent

ING BANK N.V., LONDON BRANCH

By:
/s/ Craig Baker /s/ Stuart Ormston

Address:	60 London Wall, London EC2M 5TQ

Fax No:	00 44 207 767 7324

Attention:	Loans Agency: Sally Hayward / Andrew Brookes